UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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HANMI FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

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HANMI FINANCIAL CORPORATION

3660 Wilshire Boulevard, Penthouse Suite A

Los Angeles, California 90010

(213) 382-2200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 17, 2017

TO THE STOCKHOLDERS OF HANMI FINANCIAL CORPORATION:

NOTICE IS HEREBY GIVEN that the 2017 annual meeting of stockholders (the “Annual Meeting”) of Hanmi Financial Corporation (“Hanmi,” “the Company,” “we,” “us” or “our”) will be held at the Oxford Palace Hotel, located at 745 S. Oxford Ave., Los Angeles, California, on Wednesday, May 17, 2017 at 10:30 a.m., Pacific Time, for the following purposes:

1.	To elect eight (8) directors to serve for terms expiring at the 2018 Annual Meeting of Stockholders and until their successors are elected and qualified;

2.	To provide a non-binding advisory vote to approve the compensation of our Named Executive Officers (“Say-on-Pay” vote);

3.	To provide a non-binding advisory vote to approve the frequency of future Say-on-Pay votes;

4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

5.	To consider any other business properly brought before the meeting.

You are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend in person, please vote by signing, dating and returning the enclosed proxy card by mail. You may also vote by telephone or Internet. Any stockholder attending the Annual Meeting may vote in person even if he or she previously returned a proxy card.

By Order of Our Board of Directors,

C. G. Kum
President and Chief Executive Officer

Los Angeles, California

April 7, 2017

Important Notice Regarding the Availability of Proxy Materials for the

2017 Annual Meeting of Stockholders to be held on May 17, 2017: This Proxy Statement and the 2016 Annual Report on Form 10-K are available electronically at www.hanmi.com by clicking on “Investor Relations” and then “Proxy Materials.”

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PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 17, 2017

The Board of Directors (our “Board”) of HANMI FINANCIAL CORPORATION is soliciting your proxy for use at the 2017 Annual Meeting of Stockholders to be held at the Oxford Palace Hotel, located at 745 S. Oxford Ave., Los Angeles, California, on Wednesday, May 17, 2017, beginning at 10:30 a.m., Pacific Time, and at any adjournments or postponements thereof.

PROXY STATEMENT SUMMARY

MATTERS TO BE CONSIDERED AND VOTE RECOMMENDATION

We are asking stockholders to vote on the following matters at the 2017 Annual Meeting of Stockholders:

Proposal	Our Board’s Recommendation

Item 1. Election of Directors (page 14)

The Board believes that the eight (8) director nominees possess the necessary qualifications to provide effective oversight of the Company’s business and quality advice and counsel to our management.	“FOR” each Director Nominee

Item 2. Advisory Vote to Approve Executive Compensation (“Say-on-Pay” Vote) (page 38)

The Company seeks a non-binding advisory vote from its stockholders to approve the compensation of its Named Executive Officers (“NEOs”) for 2017 as described in the “Executive Compensation—Compensation Discussion and Analysis” section beginning on page 16. Because your vote is advisory, it will not be binding upon our Board and may not be construed as overruling any decision by our Board. However, the Compensation and Human Resources Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.	“FOR”

Item 3. Advisory Vote to Approve Frequency of Future Say-on-Pay Votes (page 39)

The Company seeks a non-binding advisory vote from its stockholders to approve the option of every 1 year as the frequency with which stockholders are provided a future Say-on-Pay vote. The Board values stockholders’ opinions and it will take into account the outcome of the advisory vote when considering the frequency of future Say-on-Pay votes.	Every “1 YEAR”

Item 4. Ratification of Auditors (page 40)

The Audit Committee and the Board believe that the continued retention of KPMG, LLP to serve as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2017, is in the best interests of the Company and its stockholders. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s selection of the independent registered public accounting firm. If the stockholders do not ratify the selection by a majority vote of the present and voting shares, we will reconsider whether or not to retain KPMG. Even if the selection is ratified, we may, in our discretion, appoint a different independent registered public accounting firm at any time during the year if we determine that such a change would be in our and our stockholders’ best interests.	“FOR”

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND THE ANNUAL MEETING

Why did I receive this Proxy Statement?

You received this Proxy Statement and the enclosed proxy card because we are soliciting your vote at the Annual Meeting. Our Board is providing these proxy materials to you in connection with the Annual Meeting. As a stockholder of record of our common stock, you are invited to attend the Annual Meeting, and are entitled and requested to vote on the proposals described in this Proxy Statement. This Proxy Statement summarizes the information you need to know to cast an informed vote at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card by mail. You may also vote by telephone or Internet.

We will begin posting this Proxy Statement, notice of the Annual Meeting, and the enclosed proxy card on or about April 7, 2017, to all stockholders entitled to vote. The record date for those entitled to vote is March 28, 2017.

Who is entitled to vote and how many votes do I have?

All stockholders who were stockholders of record of our common stock as of the close of business on March 28, 2017, and only those stockholders will be entitled to vote at the Annual Meeting. You have one vote for each share of our common stock you owned as of the close of business on the record date.

How many shares are eligible to be voted?

As of March 28, 2017, 32,355,668 shares of our common stock were outstanding. Each outstanding share of our common stock will entitle its holder to one vote on each matter to be voted on at the Annual Meeting.

What is the difference between holding shares as a “record” holder and in “street name”?

•	Record Holders. If your shares of common stock are registered directly in your name on our stock records, you are considered the stockholder of record, or the “record holder” of those shares. As the record holder, you have the right to vote your shares in person or by proxy at the Annual Meeting.

•	Street Name Holders. If your shares of common stock are held in an account at a brokerage firm, bank, or other similar entity, then you are the beneficial owner of shares held in “street name.” The entity holding your account is considered the record holder for purposes of voting at the Annual Meeting. As the beneficial owner you have the right to direct this entity on how to vote the shares held in your account. However, as described below, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from the entity that holds your shares giving you the right to vote the shares at the Annual Meeting.

What is the required quorum at the Annual Meeting?

Quorum for the transaction of business at the Annual Meeting requires the presence, in person or by proxy, of the holders of a majority of all shares entitled to vote at a meeting of stockholders. Abstentions and broker non-votes are treated as being present for purposes of establishing a quorum.

What vote is required to approve each proposal at the Annual Meeting?

1.	Election of Directors. Directors are elected by a majority of votes cast, in uncontested elections. In order to be elected to the Board, the votes cast “for” the nominee must exceed the number of votes cast “against” the nominee. Abstentions and broker non-votes will have no effect on the election of a director.

2.	Advisory Vote on the Compensation of our NEOs. Approval, on an advisory basis, of the compensation of our NEOs requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote.

3.	Advisory Vote on the Frequency of Future Say-on-Pay Votes. Our stockholders will have four options to choose from when voting on the advisory vote on the frequency of future advisory votes regarding NEO compensation: Every “1 YEAR”; “2 YEARS”; “3 YEARS”; or “ABSTAIN.” The option, if any, that receives the vote of a majority of the shares present in person or represented by proxy and entitled to vote will be the option selected by our stockholders.

4.	Ratification of Selection of Auditors. Ratification of the selection of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2017, requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote.

What is the effect of broker non-votes and abstentions?

Abstentions and broker non-votes will be counted for purposes of determining a quorum. Your broker, however, will not be entitled to vote without your instruction on Proposals 1 through 3 on the election of Directors, and the advisory (non-binding) proposals to approve the compensation of our NEOs and the frequency of future Say-on-Pay votes.

Your broker will be authorized to vote your shares on the ratification of our independent registered public accounting firm even if it does not receive instructions from you, and accordingly, broker non-votes will have no effect on this proposal.

Abstentions will have no effect on the election of Directors in Proposal 1, but will have the effect of a vote AGAINST Proposals 2 through 4 for the advisory (non-binding) votes to approve the compensation of NEOs and the frequency of future Say-on-Pay votes, and the ratification of our independent registered public accounting firm, respectively.

How can I vote my shares?

If you hold your shares of common stock in your own name and not through a broker or another nominee, you may vote your shares of common stock by the following methods, subject to compliance with the applicable cutoff times and deadlines described below:

•	By Telephone. If you hold your shares of common stock in your own name and not through a broker or another nominee, you can vote by dialing the toll-free telephone number printed on your proxy card. Telephone voting is available 24 hours a day until 11:59 p.m., Pacific Time, on May 16, 2017. If you vote by telephone, you do not need to return your proxy card.

•	By Internet. If you hold your shares of common stock in your own name and not through a broker or another nominee, you can choose to vote on the website printed on your proxy card. Internet voting is available 24 hours a day until 11:59 p.m., Pacific Time, on May 16, 2017. If you vote via the Internet, you do not need to return your proxy card.

•	By Mail. You can vote by mail by signing, dating and returning the proxy card in the postage-paid envelope sent concurrently therewith. Proxy cards sent by mail must be received by May 16, 2017.

•	In Person. By attending the Annual Meeting and voting in person.

Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares of common stock in accordance with your instructions. If you give a proxy without specific voting instructions, your proxy will be voted by the proxy holders “FOR” each of the Director nominees named in this Proxy Statement, “FOR” the approval, on an advisory basis, of the compensation of our NEOs, “1 YEAR” for frequency of future Say-on-Pay votes, “FOR” the ratification of our independent registered public accounting firm, and at the proxy holders’ discretion on such other matters, if any, as may properly come before the Annual Meeting (including any proposal to adjourn the Annual Meeting).

Can I change or revoke my vote after I return my proxy card?

You may revoke a proxy at any time before the vote is taken at the Annual Meeting by filing with our Corporate Secretary a properly executed proxy of a later date by mail, telephone or Internet, or by attending the Annual Meeting and voting in person. Any such filing should be made to the attention of Corporate Secretary, Hanmi Financial Corporation, 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010. Attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

How do I vote in person?

If you plan to attend the Annual Meeting and vote in person, we will give you a ballot form when you arrive. However, if your shares of common stock are held in the name of your broker, bank or other nominee, you must bring a legal proxy from your broker, bank or other nominee to vote your shares of common stock at the Annual Meeting.

How will proxies be solicited?

In addition to soliciting proxies by mail, our officers, directors, and employees, without receiving any additional compensation, may solicit proxies by telephone, fax, in person, or by other means. Arrangements may also be made with brokerage firms and other custodians, nominees, and fiduciaries to forward proxy solicitation materials to the beneficial owners of our common stock held of record by such persons, and we will reimburse such brokerage firms, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

Will any other matters be considered at the Annual Meeting?

We are not aware of any matter to be presented at the Annual Meeting other than the proposals discussed in this Proxy Statement. If other matters are properly presented at the Annual Meeting, then the persons named as proxies will have the authority to vote all properly executed proxies in accordance with the direction of our Board, or, if no such direction is given, in accordance with the judgment of the persons holding such proxies on any such matter, including any proposal to adjourn or postpone the Annual Meeting.

Are there any rules regarding admission to the Annual Meeting?

Yes. You are entitled to attend the Annual Meeting only if you were a stockholder as of the record date, or you hold a valid legal proxy naming you to act for one of our stockholders on the record date. Before we admit you to the Annual Meeting, we must be able to confirm:

•	Your identity by reviewing a valid form of photo identification, such as a driver’s license or passport; and

•	You were, or are validly acting for, a stockholder of record on the record date by:

○	Verifying your name and stock ownership against our list of registered stockholders, if you are the record holder of your shares;

○	Reviewing other evidence of your stock ownership, such as your most recent brokerage or bank statement, if you hold your shares in street name; or

○	Reviewing a written proxy that shows your name and is signed by the stockholder you are representing, in which case either the stockholder must be a registered stockholder of record or you must have a brokerage or bank statement for that stockholder as described above.

If you do not have a valid form of photo identification and proof that you owned, or are legally authorized to act as proxy for someone who owned, shares of our common stock on March 28, 2017, you will not be admitted into the Annual Meeting.

Is my vote confidential?

Your vote will not be disclosed either within the Company or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

We intend to disclose voting results on a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting.

CORPORATE GOVERNANCE AND BOARD MATTERS

The following table provides summary information about our current directors as of April 7, 2017.

Name	Age	Director Since	Principal Occupation	Committee Memberships
				A	CHR	NCG	RCP
Joseph K. Rho (Chairman)*	76	2000	Retired (current and former Chairman of the Boards of Hanmi and Hanmi Bank)
John J. Ahn*	52	2014	President of Great American Capital Partners, LLC
Christie K. Chu*	52	2015	President & CEO of CKC Accountancy Corporation
Harry Chung*FE	47	2016	Chief Financial Officer of Breakwater Investment Management
Paul Seon-Hong Kim*FE	73	2009	Retired (former President & CEO of Center Financial Corp/Center Bank)
C. G. Kum	62	2013	President & CEO of Hanmi and Hanmi Bank
Joon Hyung Lee*	73	2000	President of Root-3 Corporation
David L. Rosenblum*FE	64	2014	Retired (former senior Principal at Deloitte Consulting LLP)
Thomas J. Williams*	54	2016	Retired (former Senior Vice President & Chief Risk Officer of BofI Federal Bank)
Michael Yang*	55	2016	Founder and CEO of MSY LLC

 Chairperson Member

Committees: A = Audit; CHR = Compensation and Human Resources; NCG = Nominating and Corporate Governance;

RCP = Risk, Compliance and Planning

* = Independent Director; FE = Audit Committee Financial Expert

CORPORATE GOVERNANCE

Hanmi is committed to sound corporate governance principles and adopted formal Corporate Governance Guidelines. Hanmi has also adopted a Code of Business Conduct and Ethics for employees, executive officers and Directors. These Corporate Governance Guidelines, as well as Hanmi’s Code of Business Conduct and Ethics and other governance matters of interest to investors, are available through Hanmi’s website at www.hanmi.com on the “Investor Relations” page. Any amendments or waivers applicable to an executive officer or Director to the Code of Business and Ethics will also be posted on Hanmi’s website.

DIRECTOR INDEPE NDENCE

Our common stock is listed on the NASDAQ Global Select Market (“NASDAQ”). Under NASDAQ rules, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of NASDAQ require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees must be independent. Under these rules, a director is independent only if the board of directors of a company makes an affirmative determination that the director has no material relationship with the company that would impair his or her independence.

Our Board has undertaken a review of the independence of each director in accordance with NASDAQ rules and requirements of the U.S. Securities and Exchange Commission (the “SEC”). Based on this review, our Board has determined that all of its Directors are independent under the applicable listing standards of NASDAQ, except for C. G. Kum, who also serves as the President and Chief Executive Officer of Hanmi. In making this determination, our Board considered the relationships that each non-employee director has with us and all other facts and circumstances that the Board deemed relevant in determining their independence. See Board Meetings and Committees below for additional information regarding the Board’s independence determinations applicable to each of the committees.

BOARD MEETINGS AND COMMITTEES

During the fiscal year ended December 31, 2016, our Board held twelve (12) joint board meetings with the Board of Hanmi Bank (the “Bank”), the wholly-owned subsidiary of Hanmi and three (3) special board meetings, for a total of fifteen (15) board meetings. All Board members were present for more than 75% of the aggregate number of meetings of our Board and the committees on which he or she served. Hanmi’s policy is to encourage all Directors to attend all Annual and Special Meetings of Stockholders. Hanmi’s 2016 Annual Meeting of Stockholders was attended by all Directors, other than our new director Thomas J. Williams.

Our Board has four (4) standing committees: the Audit Committee, the Compensation and Human Resources Committee (the “CHR Committee”), the Nominating and Corporate Governance Committee (the “NCG Committee”), and the Risk, Compliance and Planning Committee (the “RCP Committee”). Each committee is governed by a charter, each of which is available through Hanmi’s website at www.hanmi.com on the “Investor Relations” page.

Audit Committee

The current members of Hanmi’s Audit Committee are Harry Chung, Paul Seon-Hong Kim, Joon Hyung Lee, Joseph K. Rho, David L. Rosenblum and Thomas J. Williams, with Mr. Kim serving as its Chairperson. Each member meets the independence requirements of the SEC, the Federal Deposit Insurance Corporation (the “FDIC”) and NASDAQ. Based on its review, the Board determined that Messrs. Kim, Chung and Rosenblum qualify as an “audit committee financial expert” as defined under the applicable SEC rules. The Audit Committee held fourteen (14) meetings during the fiscal year ended December 31, 2016. The Audit Committee operates under a charter adopted by the Board and is available on our website at www.hanmi.com on the “Investor Relations” page. The Audit Committee reports to the Board and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and our audit process and policies. Through its oversight of the audit function, the Audit Committee ensures compliance with laws and regulations.

As outlined in its charter, the Audit Committee has the following responsibilities, among others:

•	Assist the Board in fulfilling its oversight responsibilities for the financial reporting process, the system of internal control, the audit process, and Hanmi’s process for monitoring compliance with laws and regulations and the code of conduct;

•	Review the unaudited quarterly and audited annual financial statements;

•	Review the adequacy of internal control systems and financial reporting procedures with management and the independent auditor;

•	Review and approve the general scope of the annual audit and the fees charged by the independent registered public accounting firm; and

•	Review and approve the general scope of the annual internal audit plan and associated fees.

Compensation and Human Resources Committee

The current members of the CHR Committee are John J. Ahn, Christie K. Chu, Joon Hyung Lee, Joseph K. Rho, David L. Rosenblum and Michael Yang, with Mr. Ahn serving as its Chairperson. Each member is an “outside director” (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)) and a “non-

employee director” (as defined in Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and meets the independence requirements of the SEC and NASDAQ. The CHR Committee held eight (8) meetings during the fiscal year ended December 31, 2016.

The CHR Committee assists the Board by overseeing the compensation of all of Hanmi’s executive officers, including Hanmi’s Chief Executive Officer, as well as administering Hanmi’s compensation plans. As outlined in its charter, the CHR Committee has the following responsibilities, among others:

•	Review and approval of the Company’s overall compensation theory, plans and policies and programs as it relates to Directors, the Chief Executive Officer and Senior Officers;

•	Approve Directors overall compensation, policies and programs;

•	Oversee management development and management succession planning;

•	Review and approve Senior Officers separation plan or severance agreements; and

•	Lead the Board in its annual review of executive management’s performance as it relates to bonus metrics for bonus payouts.

The CHR Committee also sets the compensation policy of the Company as more fully described below under Compensation Discussion and Analysis. To evaluate and administer the compensation programs of our NEOs, the CHR Committee meets at least four times a year. In addition, the CHR Committee also holds special meetings to discuss extraordinary items. At the end of a meeting, the CHR Committee may choose to meet in executive session, when necessary. The CHR Committee is also authorized to retain outside consultants to assist it in determining executive officer compensation.

Nominating and Corporate Governance Committee

The members of the NCG Committee are John J. Ahn, Christie K. Chu, Paul Seon-Hong Kim, Joseph K. Rho, David L. Rosenblum and Michael Yang, with Ms. Chu serving as its Chairperson. Each member meets the independence requirements of the SEC and NASDAQ. The NCG Committee held six (6) meetings during the fiscal year ended December 31, 2016.

As described in its charter, the NCG Committee assists the Board as follows, in addition to:

•	Identify individuals qualified to become Directors;

•	Recommend to the Board nominees for the Board and its committees for the next Annual Meeting of Stockholders;

•	Develop, recommend, and implement a set of corporate governance principles applicable to Hanmi; and

•	Monitor the process to determine the effectiveness of the Board and its committees.

See Consideration of Director Nominees below for additional information regarding the director nomination process. The NCG Committee is also authorized to retain outside consultants to assist it in fulfilling any of its duties, including Board and Director assessment and Board evaluation.

Risk, Compliance and Planning Committee

The current members of the RCP Committee are John J. Ahn, Paul Seon-Hong Kim, C. G. Kum, David L. Rosenblum, Thomas J. Williams and Michael Yang, with Mr. Rosenblum serving as its Chairperson. Except for

Mr. Kum, each member is an outside (or non-employee) Director and meets the independence requirements of the SEC and NASDAQ. The RCP Committee held eleven (11) meetings during the fiscal year ended December 31, 2016.

As outlined in its charter, the RCP Committee is responsible for providing oversight of the Enterprise Risk Management framework, including the strategies, policies, procedures and systems established by management to identify, assess, measure and manage the significant risks facing the Company. It also oversees strategic planning generally and recommends new lines of business, and the budget to our Board.

BOARD LEADERSHIP STRUCTURE

The Board is committed to having a sound governance structure that promotes the best interest of all Hanmi stockholders. Our leadership structure includes the following principles:

•	We believe that yearly elections hold the Directors of the Board accountable to our stockholders, as each director is subject to re-nomination and re-election each year.

•	All of the Directors are independent, except for C. G. Kum, our President and Chief Executive Officer. The Board has affirmatively determined that the other seven (7) Directors nominated are independent under the SEC and NASDAQ corporate governance rules, as applicable.

•	We have separated the positions of the Chairman of the Board and Chief Executive Officer, in the Company’s Bylaws, to ensure the independence of the Chairman. The Chairman focuses on board oversight responsibilities, strategic planning and mentoring company officers. The Chairman also periodically represents the Bank at public functions. The Chief Executive Officer focuses on the development and execution of Company strategies.

•	We believe the Board structure serves the interests of the stockholders by balancing the practicalities of running the Company with the need for director accountability.

BOARD’S ROLE IN RISK OVERSIGHT

The Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organization objectives in the areas of strategy, operations, reporting, and compliance. The Board recognizes that these objectives are important to improve and sustain long-term organizational performance and stockholder value. A fundamental part of risk management is not only identifying the risks the Company faces and the steps management is taking to manage those risks, but also determining what constitutes the appropriate level of risk based upon the Company’s activities and risk appetite.

The RCP Committee goes through an extensive review of the enterprise risk assessment on a quarterly basis with the guidance of the RCP Committee Chairperson and the Bank’s Chief Risk Officer. The quarterly risk assessment is also reviewed at the Board quarterly. In this process, risk is assessed throughout the Company by focusing on six (6) areas of risk, including risks relating to: credit, liquidity, market, operations, compliance / legal, and reputational. Risks that simultaneously affect different parts of the Company are identified, and an interrelated response is made. The Board provides ongoing oversight of enterprise-wide risks through a periodic enterprise risk assessment update.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the RCP Committee assists the Board in fulfilling its oversight responsibility with respect to regulatory, compliance, operational risk and enterprise risk management issues that affect the Company and works closely with the Company’s legal and risk departments. The RCP Committee also oversees risks associated with the planned short- and long-term direction of the Company and ensures ongoing board involvement and oversight of the Company’s strategic plan. The Audit Committee helps the Board monitor financial risk and internal controls from a risk-based perspective, oversees compliance and the annual audit plan. Reports from the Company’s internal audit department are also reviewed.

In overseeing compensation, the CHR Committee advocates for incentives that encourage a conservative level of risk-taking behavior consistent with the Company’s business strategy and in compliance with all laws and the Interagency Guidance on Incentive Compensation. The NCG Committee oversees the Code of Conduct and Business Ethics policies relating to employees and directors and conducts an annual assessment of corporate governance policies and any potential risk associated with governance and related party matters.

The Bank also has two board committees that oversee risk. The Loan and Credit Policy Committee oversees credit risk by identifying, monitoring, and controlling repayment risk associated with the Bank’s lending activities. The Asset Liability Committee oversees the implementation of an effective process for managing the Bank’s interest rate, liquidity, and similar market risks relating to the Bank’s balance sheet and associated activities.

CONSIDERATION OF DIRECTOR NOMINEES

The NCG Committee believes that the Board as a whole should encompass a range of talent, skill, diversity, and expertise enabling it to provide sound guidance with respect to Hanmi’s operations and interests. In addition to considering a candidate’s background and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of Hanmi’s business. Our Board has identified certain core competencies that its Directors should possess, including broad experience in business, finance, accounting, risk management, strategic planning, marketing or administration, familiarity with national and international business matters, familiarity with the Company’s industry and ability to understand the Company’s business. In addition to possessing one or more of these core competencies, the members of our Board should have and demonstrate personal qualities such as integrity, leadership, community prominence and reputation. The experience, skills and qualifications contributed by each of our Directors should diversify and complement the core competencies of our collective Board.

The NCG Committee seeks directors with strong reputations and experience in areas relevant to the strategy and operations of Hanmi’s business, particularly industries and growth segments that Hanmi operates in, such as the banking and financial services industry, as well as key geographic markets and customer segments where Hanmi operates. The NCG Committee annually reviews the individual skills and characteristics of the Directors, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, expertise and industry background in the context of the needs of the Board and Hanmi.

The Board conducts an annual evaluation to determine whether the Board and its committees are functioning effectively. The NCG Committee oversees the evaluation method and criteria for the Board’s annual evaluation of the composition, competence and performance of the Board and its committees. The NCG Committee may retain consultants or advisors to assess the performance and effectiveness of the Board as a whole, its committees and each individual director.

The results of any self-evaluations, peer evaluations, or evaluations by any consultant or advisor are submitted to the Board. The Board then takes appropriate action based on the Board’s findings regarding the assessment and performance evaluations. The Board and director evaluation process considers the best interests of Hanmi, its Board, its employees, its customers and the stockholders of the Company. The assessment includes director succession planning and expected future needs of the Board and the Company, so as to ensure that Board effectiveness is not diminished during periods of transition.

Board Diversity

The Board’s policy with regard to the consideration of diversity in identifying director nominees is contained within the Corporate Governance Guidelines. The Corporate Governance Guidelines require the NCG Committee to consider diversity when reviewing the qualifications of candidates to the board. Board member nominees are identified and considered on the basis of knowledge, experience, integrity, diversity, leadership, community prominence and reputation, and ability to understand the Company’s business.

Stockholder Recommendations

The NCG Committee will consider stockholder recommendations for Director nominees. Such notices must be submitted in writing to the Hanmi Financial Corporation, 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010, Attention: Corporate Secretary. Such notices also must comply with other requirements set forth in the Company’s Bylaws and be received by the Corporate Secretary within the deadlines provided below under “Stockholder Proposals for the 2018 Annual Meeting.”

In identifying and evaluating Director candidates, the NCG Committee will solicit and receive recommendations, and review qualifications of potential Director candidates. The NCG Committee also may use search firms to identify Director candidates when necessary. To enable the NCG Committee to effectively evaluate Director candidates, the NCG Committee also may conduct appropriate inquiries into the backgrounds and qualifications of Director candidates, including reference checks. As stated above, the NCG Committee will consider Director candidates recommended by stockholders utilizing the same criteria as candidates identified by the NCG Committee.

COMMUNICATIONS WITH THE BOARD

Our Board has a process for stockholders to send communications to Directors. Hanmi’s stockholders and interested parties may send communications to our Board by writing to our Board at Hanmi Financial Corporation, 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010, Attention: Board of Directors. All such communications will be relayed directly to our Board. Any interested party wishing to communicate directly with Hanmi’s independent Directors regarding any matter may send such communication in writing to Hanmi’s independent Directors at Hanmi Financial Corporation, 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010, Attention: Chairman of the Board. Any interested party wishing to communicate directly with the Audit Committee regarding any matter, including any accounting, internal accounting controls, or auditing matter, may submit such communication in writing to Hanmi Financial Corporation, 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010, Attention: Chairperson of the Audit Committee.

Correspondence may be submitted on an anonymous basis and submissions of complaints or concerns will not be traced. Confidentiality is a priority, and all communications will be treated confidentially to the fullest extent possible. For submissions that are not anonymous, the sender may be contacted in order to confirm information or to obtain additional information. The Company reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.

STOCK OWNERSHIP GUIDELINES

Each director is encouraged to own shares of common stock of the Company at a level that demonstrates a meaningful commitment to the Company and the Bank, and to better align the director’s interests with the Company’s stockholders. A director’s stock ownership will be one of the factors considered in deciding whether to nominate or appoint a director to the Board of Directors of the Company.

All directors should acquire (and thereafter maintain ownership of) at least 5,000 shares of the Company’s common stock. Directors are expected to meet the ownership standards set forth herein by January 2018 or within three years of their first day as a director, whichever is later. In addition to the stock ownership guidelines described above, each director who acquires shares of Company common stock through the exercise or vesting of a stock option, stock appreciation right or restricted stock will be required to retain 50% of the “net” shares acquired (net of tax impact that the exercise or vesting has on the individual) for at least 12 months following the date of exercise or vesting, or such earlier time if the individual ceases to be a member of the Board as a result of death, disability, illness, resignation, termination or other reason.

DIRECTOR COMPENSATION

The following table sets forth certain information regarding compensation paid to persons who served as outside (or non-employee) Directors of Hanmi for the fiscal year ended December 31, 2016:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation		Total
	(3)	(4)		(5)
John J. Ahn	$60,800	$66,270		$	100	$127,170
Christie K. Chu	$65,800	$66,270		$	100	$132,170
Harry Chung (1)	$51,600	$66,270		$	100	$117,970
John A. Hall (2)	$48,200					48,200
Paul Seon-Hong Kim	$65,050	$66,270		$	100	$131,420
Joon Hyung Lee	$75,100	$66,270		$	100	$141,470
Joseph K. Rho	$93,900	$66,270		$	4,480	$164,650
David L. Rosenblum	$66,000	$66,270		$	100	$132,370
Thomas J. Williams (1)	$32,500			$	100	$32,600
Michael Yang (1)	$54,550	$66,270		$	100	$120,920

(1)	Directors Harry Chung and Michael Yang were each first appointed to the Board as of February 2, 2016. Director Thomas Williams was first appointed to the Board as of June 1, 2016.

(2)	Director John A. Hall retired effective the end of his term on May 24, 2016. Mr. Hall received $21,000 in monthly payments pursuant to the Director Emeritus Plan.

(3)	Each Director who is not an employee of Hanmi (an outside Director) is paid a monthly retainer fee of $3,000 and $1,000 for attendance at Board meetings ($500 for telephonic attendance). In addition, the Chairman of the Board receives an additional $3,000 each month. The Audit Committee Chairperson receives an additional $1,000 each month, and the Loan Committee Chairperson receives an additional $1,500 each month. The chairpersons of the remaining committees receive an additional $750 each month, and committee members receive an additional $200 each for attending committee meetings ($100 each for telephonic attendance). The amounts shown include fees for service on the board and the committees of the board of both the Company and the Bank.

(4)	The Company granted 3,000 restricted shares of the Company’s common stock to each non-employee director standing for re-election on March 23, 2016, with vesting over one year from the grant date. The grant date fair value is based on the number of shares granted and the closing price of the Company’s stock on the grant date. The closing price of the Company’s common stock was $22.09.

(5)	Chairman Rho received $4,380 for club membership to the City Club Los Angeles.

DIRECTOR EMERITUS PLAN

The Company recognizes that retiring directors have a great deal of institutional knowledge and that it is in the best interests of the Company to have access to such knowledge. On May 20, 2015, the Company approved a Director Emeritus Plan (the “Plan”) for retiring directors. Shortly following a director’s decision to retire, the Board’s Compensation and Human Resources Compensation Committee may, at its sole discretion, nominate a retiring director for Emeritus status. Such recommendation will then be considered by the Board. If approved by the Board, and accepted by the retiring director, Emeritus status shall run as detailed in the schedule below.

A director must serve at least five years on the Board of Directors in order to be considered for the Plan. Each Director Emeritus will be entitled to 100% of the then current Board’s base cash retainer fee for Board membership. A Director Emeritus may choose to receive either a non-discounted, lump sum payment of the then current base cash compensation or monthly payments according to the schedule below. In addition, a Director Emeritus may choose to receive their lump sum payment in Company stock in lieu of a cash payment. If a Director Emeritus passes away during their term, any compensation rights accrued shall pass to the Director’s estate.

Years of Service	Director Emeritus Term (months)	Percentage of Cash Compensation
5 years	6	100%
6 – 10 years	12	100%
11-20 years	24	100%
21-30 years	36	100%
31+ years	48	100%

CHR COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

John J. Ahn, Christie K. Chu, Joon Hyung Lee, Joseph K. Rho, David L. Rosenblum and Michael Yang served as members of the CHR Committee during the last completed fiscal year. No member of the CHR Committee was an officer or employee of Hanmi or the Bank during the fiscal year ended December 31, 2016. No member of the CHR Committee is or was on the compensation committee of any other entity whose officers served either on our Board or on the CHR Committee.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Stockholders are being asked to elect eight (8) Director nominees for a one-year term. Subject to their earlier resignation or retirement, Directors elected at the Annual Meeting will serve until the 2018 annual meeting of stockholders and until their successors are elected and qualified. Our Board believes that each Director nominee satisfies our director qualification standards and accordingly nominates: John J. Ahn, Christie K. Chu, Harry Chung, C. G. Kum, Joseph K. Rho, David L. Rosenblum, Thomas J. Williams and Michael Yang. The Board wishes to thank Messrs. Kim and Lee, who are not being re-nominated, for their many years of service to the company as directors.

BOARD OF DIRECTORS AND NOMINEES

Hanmi’s directors have a mix of experience and backgrounds, including those that started a business and grew it into a substantial entity to holding senior executive positions in large, complex organizations to those who held positions of importance within regulatory agencies. In those positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management, leadership development and importantly a deep understanding of our customers.

In addition to each Director nominee’s professional experience outlined in the table below, our Board believes that each Director nominee has other key attributes that are important to an effective Board of Directors, such as, integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience, and thought; and the commitment to devote significant time and energy to service on our Board and its Committees.

None of the Director nominees was nominated pursuant to any arrangement or understanding. There are no family relationships among the Director nominees or the executive officers of Hanmi. As of the date hereof, no Director nominee holds a directorship with another company that has a class of securities registered pursuant to Section 12 of the Exchange Act, subject to the requirements of Section 15(d) of the Exchange Act, or registered as an investment company under the Investment Company Act of 1940, as amended.

The following tables set forth information with respect to the Director nominees.

Name	Age	Experience and Qualifications

John J. Ahn Director since 2014 Board Committees: CHR, NCG, RCP	52

Mr. Ahn brings more than 27 years of experience in capital markets and financial advisory services to Hanmi. He is currently the President of Great American Capital Partners, LLC (GACP), an SEC Registered Investment Advisor that originates and underwrites senior secured loans across a wide array of industries. GACP is a wholly owned subsidiary of B. Riley Financial, Inc., a publicly traded, diversified financial services company. Prior to his role at GACP, Mr. Ahn served as President of another B. Riley Financial Inc. subsidiary, B. Riley & Co., a full-service investment banking firm that provides corporate finance, research, sales and trading services, and asset management to corporate and institutional clients. Prior to joining B. Riley, Mr. Ahn held numerous leadership positions in the investment banking and sales and trading sectors. Mr. Ahn earned his B.A. degree in economics from Williams College.

Our Board believes that Mr. Ahn should serve as a Director because of his extensive experience and background in investment banking, finance, strategic planning and his strong understanding of institutional investors.

Name	Age	Experience and Qualifications

Christie K. Chu Director since 2015 Board Committees: CHR, NCG	52

Ms. Chu currently serves as the President and CEO of CKC Accountancy Corporation, a tax, management and financial consulting firm. Ms. Chu brings 29 years of experience as a Certified Public Accountant, having served as a Supervising Audit Senior at KPMG, a Tax Senior Advisor at Ernst & Young, LLP, and a Staff Tax Accountant at Arthur Anderson & Co. She also served as a past President of the Korean American CPA Society of Southern California, where she has been a board member since 2004. She is currently the Treasurer of the national Korean American Society of CPAs. Ms. Chu earned her B.A. degree in business and economics from the University of California, Los Angeles.

Our Board believes that Ms. Chu should serve as a Director because of her extensive business and accounting background and experiences at several major accounting firms. Ms. Chu fully understands our core business customer and how to appeal to the next generation of business leaders.

Harry Chung Director since 2016 Board Committees: Audit	47

Mr. Chung brings nearly 25 years of experience in capital markets and financial services. He currently serves as the Chief Financial Officer of Breakwater Investment Management, a private investment firm based in Los Angeles, California specializing in direct debt and equity investments in leading lower middle market growth companies. Prior to his current role, Mr. Chung served as the Chief Financial Officer of Imperial Capital, a full-service investment bank offering comprehensive services to institutional investors and middle market companies. He also has held numerous leadership positions at Jefferies and Company, Inc., a global investment bank. Mr. Chung earned his B.S. degree in accounting from the University of Illinois in Champaign-Urbana.

Our Board believes that Mr. Chung should serve as a Director because Mr. Chung’s experience in capital markets and financial services is valuable to the Company. Mr. Chung’s experience as a Chief Financial Officer has provided him with financial expertise that is valuable in his role on the Audit and Asset Liability Management Committees.

C. G. Kum Director since 2013 Board Committees: RCP	62

Mr. Kum is the President and Chief Executive Officer of Hanmi and Hanmi Bank (June 2013 to present). Prior to his current role, he served as the President and Chief Executive Officer of First California Financial Group and its subsidiary First California Bank (September 1999 to May 2013), on the boards of First California Financial Group and First California Bank and as President of the board of directors of Community Bankers of California. He currently is a member of the board of directors of the California Bankers Association and has served on numerous boards of nonprofit organizations, including the United Way and Boys Scouts of America of Ventura County. Mr. Kum earned his undergraduate degree from the University of California, Berkeley and his M.B.A. degree from Pepperdine University.

Our Board believes that Mr. Kum should serve as a Director because Mr. Kum brings to the Board his extensive experience in the banking industry, his many successes in safely and profitably growing his organization, his business acumen and a good relationship with investors and regulators. Additionally, our Board felt that it is important to have the Chief Executive Officer of Hanmi serve as a Director in order to effectively execute our Board’s direction.

Name	Age	Experience and Qualifications

Joseph K. Rho Chairman of our Board; Director since 2000 Board Committees: Audit, CHR, NCG	76

Mr. Rho is retired and the current and former Chairman of the Boards of Hanmi and Hanmi Bank (2007 to present; 1999 to 2002). Prior to his current roles, he served as a Principal at J & S Investment (2002 to 2010), Partner at Korea Plaza LP (1987 to 2002), President and Owner of Joseph K. Rho Insurance Agency, board member of Finance Counsel of the Los Angeles Archdiocese and trustee of John of God Hospital. Mr. Rho received his bachelor’s degree from the College of Commerce, Seoul National University in South Korea.

In nominating Mr. Rho to serve as a Director and appointing him as Chairman of Hanmi and Hanmi Bank, our Board considered, in particular, the importance of the Chairman’s role in ensuring the effective role and operation of our Board. Our Board believes that Mr. Rho is an effective coordinator of multiple Hanmi Bank constituencies, including its stockholders, customers, officers, employees and regulators. In addition, our Board considered the critical role Mr. Rho played in assisting Hanmi in raising capital in 2009, 2010 and 2011. Lastly, in appointing Mr. Rho as Chairman, our Board considered that Mr. Rho is one of the largest individual stockholders, and as such, can speak to building long-term stockholder value and provide valuable insight into the concerns of stockholders and investors.

David L. Rosenblum Director since 2014 Board Committees: Audit, CHR, NCG, RCP	64

Mr. Rosenblum is retired and a former Senior Principal at Deloitte Consulting LLP (1979 to 2013), where he was the National Managing Director of Consulting Corporate Development and a key leader of the Strategy & Operations practice. Mr. Rosenblum currently serves as President of the Southern California Chapter of NACD, as a member of the board of the Library Foundation of Los Angeles, and as an advisor to a Los Angeles based private equity firm. Prior to his current roles, he served on the board of Deloitte Consulting LLP, was the Vice Chair of the Library Foundation of Los Angeles board, and was a member of the Wesleyan University board of trustees. Mr. Rosenblum earned his B.A. degree in economics from Wesleyan University and his M.B.A. degree in finance from the Wharton School at the University of Pennsylvania.

In nominating Mr. Rosenblum to serve as a Director, our Board considered Mr. Rosenblum’s strategic planning, mergers and acquisitions and corporate development experience in assisting financial institutions. In addition, as a board member of the Southern California Chapter of the NACD, we felt he could assist with best practices in running our Board.

Thomas J. Williams Director since 2016 Board Committees: Audit, RCP	54

Mr. Williams brings more than 30 years of experience in the bank regulatory and banking industry. Specifically, Mr. Williams brings extensive experience across a broad range of risk and lending activities. Prior to his retirement in May 2015, Mr. Williams served as Senior Vice President and Chief Risk Officer at BofI Federal Bank, overseeing all risk and control-related functions. Before that role, he served as Executive Director of Commercial Credit Review at Capital One and Director of Regulatory Relations at Silicon Valley Bank. Earlier in his career, Mr. Williams spent five years as Principal Examiner at the Federal Reserve Bank of San Francisco and ten years as a National Bank Examiner with the OCC. Mr. Williams earned his B.S. degree in economics from the University of South Dakota.

In nominating Mr. Williams to serve as a Director, our Board considered Mr. Williams’ broad based regulatory experience and expertise. In the present regulatory environment, we believe Mr. Williams’ strength in risk management is critical to assisting with the safe and sound operation of the Bank.

Name	Age	Experience and Qualifications

Michael Yang Director since 2016 Board Committees: CHR, NCG, RCP	55

Mr. Yang brings more than 30 years of experience as a successful entrepreneur and corporate executive. He currently is the Founder and CEO of MSY LLC, a private investment company with holdings in real estate and equities. Prior to his current role, Mr. Yang was Co-Founder and CEO of three technology start-ups that were sold to larger enterprises at significant premiums, including mySimon, Inc., which was acquired by CNET. Mr. Yang began his career at Xerox Corporation and Samsung Electronics, Co. Ltd., where he held positions of increasing responsibility in engineering, marketing and corporate development. Mr. Yang earned his B.S. degree in electrical engineering from the University of California, Berkeley, his M.S. degree in computer science from Columbia University and his M.B.A. degree from the Haas School of Business, University of California, Berkeley.

In nominating Mr. Yang to serve as a Director, our Board considered Mr. Yang’s executive experience in growing companies, as well as his strategic planning, mergers and acquisitions, corporate development and technological knowledge.

The Director nominees receiving a majority of the votes cast, in uncontested elections, will be elected. In contested elections, the Company will use plurality voting with a resignation requirement. Each Director nominee has indicated their willingness to serve on our Board. Each proxy will be voted “for” the election of such Director nominees unless instructions are given on the proxy to vote “against” such Director nominees. In the event a Director nominee is unable to serve, your proxy will be voted for an alternative Director nominee as determined by our Board.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE

“FOR” EACH OF THE EIGHT DIRECTOR NOMINEES

EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

  The following tables set forth information with respect to the executive officers of Company. All persons named below except Greg D. Kim, are considered named executive officers of Hanmi (our “NEOs”). None of the NEOs was hired pursuant to any arrangement or understanding. There are no family relationships among the Directors or the NEOs.

Name	Age	Experience and Qualifications
C. G. Kum President and Chief Executive Officer; Director	62	For Mr. Kum’s experience and qualifications, see Board of Directors and Nominees on page 13.

Bonita Lee Senior Executive Vice President and Chief Operating Officer	54	Ms. Lee has served as Senior Executive Vice President and Chief Operating Officer of Hanmi and Hanmi Bank since August 2013. She was most recently the Senior Executive Vice President and Chief Operating Officer of BBCN Bank and BBCN Bancorp, Inc., where she was named Acting President and Chief Operating Officer from February 2013 to April 2013 and led an Executive Council carrying out the duties of the Chief Executive Officer during a management transition period at BBCN Bank. Prior to this, Ms. Lee served as director and Regional President of the Western Region for Shinhan Bank America from September 2008 to March 2009. Prior to joining Shinhan Bank America, she served as Executive Vice President and Chief Credit Officer at Nara Bank from April 2005 to September 2008, and as a Member of the Office of the President from March 2006 to September 2008. Ms. Lee also served Nara Bank as Senior Vice President and Chief Credit Officer from November 2003 to April 2005, Senior Vice President and Credit Administrator from February 2000 to October 2003 and Vice President and Credit Administrator from 1993 to 2000. Prior to joining Nara Bank, Ms. Lee held various lending positions with the former California Center Bank in Los Angeles from 1989 to 1993.

Romolo C. Santarosa Senior Executive Vice President and Chief Financial Officer	60	Mr. Santarosa has served as Senior Executive Vice President and Chief Financial Officer of Hanmi and Hanmi Bank since November 2015 and brings more than 26 years of experience in banking and financial services. Over his career, he has been responsible for leading and directing growth strategies, cost reduction and process improvement initiatives, technology implementations and capital management. Most recently, since June 2013, he was Executive Vice President and Chief Operating Officer at Opus Bank, where he was responsible for operational and support functions. Prior to this, Mr. Santarosa served as the Senior Executive Vice President, Chief Financial Officer and Chief Operating Officer at First California Financial Group, Inc. and its bank subsidiary, First California Bank (November 2002 to May 2013). Before 2002, Mr. Santarosa served in leadership positions with several financial institutions and was an Audit Senior Manager with Price Waterhouse. Mr. Santarosa earned his B.S. degree in accounting and a minor in mathematics from Ithaca College.

Name	Age	Experience and Qualifications
Min “Mike” Park Executive Vice President and Chief Credit Risk Officer	54	Mr. Park has served as Executive Vice President and Chief Credit Officer of Hanmi and Hanmi Bank since April 2015. In March 2107, Mr. Park’s title was changed to Chief Credit Risk Officer as a result of an organizational change to the credit administration division. He previously served as Executive Vice President and Deputy Chief Credit Officer of Hanmi Bank since August 2014 until his promotion. Prior to his tenure with Hanmi Bank, he was Senior Vice President and Manager of Commercial Business Credit at East West Bank for four years. Mr. Park has thirty years of banking experience. In the area of credit administration, Mr. Park served as a Senior Credit Administrator at Nara Bank from 2001 to October 2006 and at Hanmi Bank from July 2007 to December 2009. Mr. Park also held a Senior Corporate Banking Officer position at Sanwa Bank from 1997 to 2001.

Jean Lim Executive Vice President and Chief Risk Officer	54	Ms. Lim has served as Executive Vice President and Chief Risk Officer of Hanmi Bank since August 2013. She previously served as Senior Vice President and Chief Risk Officer of Hanmi Bank from August 2008 until her promotion. Prior to her role as Chief Risk Officer, she served as the Chief Compliance Officer of Hanmi Bank since August 2006 with oversight responsibility for compliance, BSA, as well as operations administration and human resources. From February 2002 to July 2006, Ms. Lim served as Senior Vice President and Chief Compliance Officer of Wilshire State Bank, where she built the BSA and Compliance Departments. Ms. Lim began her banking career at Hanmi Bank in 1984 after receiving her bachelor’s degree from Stanford University.

Greg D. Kim Executive Vice President and Chief Administrative Officer	56	Mr. Kim has served as Executive Vice President and Chief Administrative Officer of Hanmi Bank since August 2013. He previously served as Senior Vice President and Chief Administrative Officer since May 2005 until his promotion. From December 2000 to May 2005, Mr. Kim was Senior Vice President and Chief Operations Administrator for Wilshire State Bank, where he managed bank-wide operations for thirteen branches and was responsible for the bank’s successful core data processing conversion. Mr. Kim has over thirty years of experience in bank operations, having started his career as an operations supervisor in 1985 at Far West Savings and Loan Association.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

    This Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy, methodologies and our current practices with respect to the remuneration programs for our NEOs. The compensation programs of our NEOs are established, evaluated and maintained by the CHR Committee of Hanmi’s Board of Directors (“CHRC”). The CHRC is comprised entirely of outside Directors that satisfy the NASDAQ listing requirements and relevant Code and SEC regulations on independence. The NEOs for the fiscal year ended December 31, 2016 are:

•	C. G. Kum: President & Chief Executive Officer
•	Bonita Lee: Sr. Executive Vice President & Chief Operating Officer
•	Romolo C. Santarosa: Sr. Executive Vice President & Chief Financial Officer
•	Min “Mike” Park: Executive Vice President & Chief Credit Risk Officer
•	Jean Lim: Executive Vice President & Chief Risk Officer

Executive Summary

2016 Financial and Strategic Highlights

Hanmi Financial Corporation completed another successful year in 2016 with meaningful increases in net income, expense reductions, growth in loans, along with a significant return to shareholders during the year. The Company also diversified through the acquisition of the Commercial Equipment Leasing division. Performance highlights are listed below.

Operating Results and Profitability(1)

◾       Net Income was $56.5 million, up 5% from 2015

◾       ROAA was 1.29% and ROAE was 10.89%

◾       Efficiency ratio was 55.83% in 2016 (excluding M&A costs)* compared to 57.92% in 2015

◾       Deposits grew 8.5% to $3.81 billion in 2016

◾       NPAs/Assets declined from 0.65% to 0.40%

◾       Completed acquisition and commencement of the new Commercial Equipment Leasing division

Total Shareholder Return and Value Creation	◾ Total Shareholder Return of 51.3% during 2016 ◾ Annual 2016 dividend of $0.66 per share, up 40% from $0.47 per share in 2015 ◾ Market Capitalization exceeded $1.0 Billion

(1) A reconciliation from GAAP to non-GAAP financial measures and other related information is included in Item 6 of the Company’s Annual Report on Form 10-K for the fiscal year-ended December 31, 2016.

Pay Program and 2016 Compensation Overview

The CHRC, composed entirely of independent directors, establishes and oversees the policies that create the foundation from which compensation practices are derived, including base salary, annual and long term incentives. Compensation plans are designed to encourage the achievement of strategic objectives and the creation of shareholder value, recognize individual performance, and allow the Company to effectively compete for, retain, and motivate talented executives critical to its success.

Element	Type	2016 Highlights

Base Salary	Fixed

When setting base salaries, the CHRC considers factors, such as, experience, responsibilities, job performance, and market compensation information.

•     The Company’s CEO, Mr. Kum, received a salary increase of 10.9% in 2016 after a review of his performance and in the context of his total compensation compared to the market.

•     Increases for the other NEOs ranged from 1.5% to 4.5%, with the exception of a 12.5% increase for Mr. Park related to accomplishments and his expanded role following his promotion to CCO in 2015.

Short-Term Cash Incentive Compensation	Variable

The Company maintains a performance-based annual cash incentive plan for the NEOs which is payable only if pre-established Company and individual performance objectives are achieved. For 2016, the CHRC established target incentive award opportunities for each NEO and assessed performance relative to established Company and individual goals to determined final awards. Resulting incentive payouts for each NEO are summarized in the table below, which reflect the Company’s strong performance for 2016.

		Executive Level	Annual Cash Incentive (% of target)	Annual Cash Incentive (% of salary)
		CEO	93%	93%
		SEVPs	90% - 92%	45% - 46%
		EVPs	70% - 75%	21% - 23%
Long-Term Incentive Awards (Equity)

The CHRC, in its discretion, determines equity grants for the NEOs after considering each executive’s performance, previous grant history, ownership level, comparison to our peer group, and retention needs. Four NEOs were granted equity in 2016.

•     Each of Mr. Kum and Ms. Lee received a performance-based restricted stock grant of 99,010 and 49,505 shares, respectively, with annual vesting of up to 25% in each of our 2016, 2017, 2018 and 2019 fiscal years, subject to the Company’s TSR performance relative to companies in the KBW Regional Banking Index for each respective year. No shares can be earned in any given year unless the Company’s TSR is positioned at or above the 50th percentile.

•     Mr. Park received 10,000 restricted shares in recognition of his performance in the CCO position since his promotion in 2015 and to more closely reflect the equity ownership of other NEOs. Shares vest in equal installments over three years.

•     Ms. Lim received 1,000 restricted shares in recognition of significant progress made in areas under her supervision. Shares vest in full in April 2017.

Good Governance

The Company is committed to pay for performance and sound compensation and governance practices, including the following:

•	A focus on variable compensation, evidenced by the fact that variable, performance-based compensation comprises a majority of our CEO’s pay.

•	Clawback policy applicable to all executive officers.
•	No excise tax gross-up payments.
•	Dividends on unvested shares of Performance Restricted Stock are subject to the same terms and vesting conditions as the Performance Restricted Stock.
•	No hedging or pledging transactions.
•	Annual compensation risk assessment.

Compensation Objective and Philosophy

    Based on our philosophy, the CHRC has instituted a compensation program for the Company’s NEOs which aims to align pay with performance. While the Company does not manage exclusively to market compensation data, market pay practices are considered alongside other factors, such as personal performance and experience. As pay varies with performance, we expect to pay near the 50th percentile of the peer group when performance is near the 50th percentile, near the 75th percentile compensation when performance is near the 75th percentile and below median when performance fails to meet minimum expectations or thresholds. As an example, the target award level associated with the 2016 grant of Performance Restricted Stock is earned when the Company’s TSR equals or exceeds the 75th percentile of the KBW Regional Banking Index.

    The policies and underlying philosophy governing the Company’s executive compensation program, as endorsed by the CHRC and the Board of Directors, are designed to accomplish the following:

•	Maintain a compensation program that is equitable in a competitive marketplace.
•	Provide opportunities that integrate pay with the Company’s annual and long-term performance goals.
•	Manage the risk profile of the Company by aligning risk mitigation within the performance of individual and Bank-wide goals.
•	Encourage achievement of strategic objectives and creation of shareholder value.
•	Recognize and reward individual initiative and achievements while managing risk.
•	Maintain an appropriate balance between base salary and short- and long-term incentive opportunities.
•	Allow the Company to compete for, retain, and motivate talented executives critical to its success consistent with its compensation philosophy.
•	Allow the Company to effectively engage institutional shareholders. Hanmi values our shareholders and works to have open two-way communication on all matters of importance. We proactively seek out our shareholders’ opinions, as appropriate.
•	Establish bonus structures subject to ‘clawback’ in the event of material misstatement on the part of the participating executives.

Management Say-On-Pay Results

    The CHRC evaluates the Company’s executive compensation programs in light of market conditions, shareholder views, and governance considerations, and makes changes as appropriate. As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is required to permit a separate non-binding advisory shareholder vote to approve the compensation of its executives. At the 2016 annual meeting, shareholders approved the compensation of executive, with 97.2% of shareholder vote cast in favor of the advisory say-on-pay proposal. The CHRC considered this result to be a positive endorsement of the Company’s pay programs and practices. The Company will continue to monitor the level of support for each say-on-pay proposal.

Compensation Determination Process

Role of CHRC

The CHRC is responsible for the creation, implementation, and administration of the overall compensation program for the CEO and other senior executive officers. The CHRC takes into consideration the recommendations of the CEO for executives other than the CEO, as well as considering and making recommendations concerning compensation, benefit plans, and implementation of sound personnel policies and practices bank wide. The CHRC has responsibilities for, but not limited to, the following:

•	Review the overall human resource development and compensation strategy for directors, the CEO, and senior officers.

•	Lead the Board in its annual review of executive management’s performance.
•	Evaluate CEO performance, set annual goals, and evaluate total compensation.
•	Evaluate compensation recommendations from the CEO for other NEOs.
•	Evaluate the annual executive incentive compensation plan regarding participation, goals, and budgetary considerations.
•	Review broad based incentive compensation plans to ensure compliance with regulations and laws.
•	Administer the Company’s long-term incentive program.

The CHRC approves compensation for all NEOs other than the CEO. The CHRC discloses all compensation decisions related to the CEO to the full Board of Directors. The full Board has ultimate responsibility for determining the compensation of our CEO after considering the recommendation from the CHRC.

Role of Compensation Consultant

    The Company retained the services of Compensation Advisors and McLagan in 2016 to assist the CHRC in performing its various duties within industry practice. Compensation Advisors helped facilitate the executive officer compensation process, including the creation of a compensation peer group for the purposes of comparing our CEO’s compensation to the market. Later in 2016, the CHRC retained McLagan to further assist in the evaluation of the Company’s compensation structure, which included a review of the peer group and the provision of market compensation information. Compensation Advisors and McLagan reported directly to the CHRC, who has the authority, in its sole discretion, to retain and terminate any adviser to assist in the performance of its duties. The CHRC determined that each of Compensation Advisors and McLagan are independent and that there is no conflict of interest resulting from retaining Compensation Advisors or McLagan during 2016 after taking into account the factors set forth in the SEC rules.

Role of Management

    Management assists the CHRC in recommending agenda items for its meetings and by gathering and producing information for these meetings. The CEO and other executives may participate in CHRC meetings to provide background information and other requested items, but are not present during the voting or discussions of their own compensation. The CEO provides recommendations to the CHRC for the other NEOs regarding compensation, performance goals, and other employment related matters, such as hiring, promotions, terminations or severance payments. The CHRC considers the CEO’s recommendations, but retains authority to approve or recommend to the Board of Directors that compensation decisions to be approved.

Peer Group

    In April 2016, Compensation Advisors constructed a peer group of banking companies with assets at the time of selection between $2.1 and $9.8 billion that compete with Hanmi for executive talent. Although the decisions regarding the compensation levels are guided by the information provided from the peer group and market survey data, the CHRC also takes into account the prevailing economic environment and the current financial condition of Hanmi. The 2016 peer group was as follows:

Banc of California Inc.	HomeStreet Inc.
Banner Corp.	Independent Bk Group Inc.
Columbia Banking System Inc.	Westamerica Bancorp.
Hope Bancorp, Inc.	Southside Bancshares Inc.
CVB Financial Corp.	Wilshire Bancorp Inc.
LegacyTexas Finl Group Inc	TriCo Bancshares
BofI Holding Inc.	Heritage Financial Corp.
Opus Bank	Farmers & Merchants Bancorp
First Financial Bankshares	Old Second Bancorp Inc.

2016 Pay Components and Compensation Decisions

Base Salary

Annual base salaries are the fixed portion of our NEOs’ cash compensation and are intended to reward the day-to-day aspects of their roles and responsibilities and to reflect the value that they bring to the Company. Our NEOs’ annual salaries are established after taking into account several factors including, the executive’s experience, responsibilities, management abilities, job performance, and market compensation information. The CHRC believes that 2016 base salaries of Hanmi’s NEOs are competitive with companies of similar size, including those in the peer group. Pay adjustments, if any, are generally made annually, after reviewing overall company performance, individual performance and the affordability of the increases.

The CHRC reviewed Mr. Kum’s salary for 2016 in the context of total compensation and alongside compensation information from the peer group. After considering Mr. Kum’s performance and leadership of the Company as its CEO, the CHRC approved a salary increase to $610,000 effective March 2016, which was positioned near the 50th percentile of the peer group.

For 2016, Mr. Kum presented his recommendations to the CHRC for annual merit increases for the remaining NEOs. The recommended increases for Ms. Lee, Mr. Santarosa and Ms. Lim were each in line with the merit increases generally given to other employees at the Company and were developed in light of individual performance and responsibilities. Mr. Kum recommended an increase of 12.5% for Mr. Park in recognition of his accomplishments and proven capabilities following his promotion to CCO in 2015. In coordination with Compensation Advisors, the CHRC also conducted a market compensation analysis covering each of the non-CEO NEOs using information from the peer group and banking industry survey data. The proposed 2016 salaries were within a competitive range of the market 50th percentile.

Name	Title	2015 Base Salary	Merit Increase	2016 Base Salary

C. G. Kum	President & CEO	$550,000	10.9%	$610,000

Bonita Lee	Sr. EVP & COO	$322,905	4.5%	$337,436

Romolo C. Santarosa	Sr. EVP & CFO	$275,000	2.3%	$281,188

Min “Mike” Park	EVP & CCRO	$230,000	12.5%	$258,750

Jean Lim	EVP & CRO	$245,916	1.5%	$249,605

Short-Term Cash Incentives

In accordance with Hanmi’s compensation philosophy, a significant portion of the compensation of our NEOs is performance-based and payable only if pre-established Company and individual performance objectives are achieved. For each NEO, target bonuses are stated as a percentage of annual base salary and are capped at the target level. The target annual bonus payable to Mr. Kum, our CEO, is capped at 100% of his annual base salary. The annual bonuses payable to the other NEOs for 2016 performance are capped at the following levels, as a percentage of their respective annual base salary, Ms. Lee –50%, Mr. Santarosa – 50%, Mr. Park – 30%, and Ms. Lim –30%.

Generally, the CHRC reviews performance against pre-established financial and non-financial goals on an annual basis to determine the short-term cash incentive compensation of our NEOs. The 2016 Annual Incentive Plan (“AIP”) includes the concept of a minimal acceptable return (“MAR”). In other words if the requirements of the MAR are not met then no cash bonuses will be paid to the NEOs including the CEO. In 2016, the MAR had two requirements: (1) the Company must meet 85% of the 2016 budgeted net income, which is established and approved by the Board , and (2) the Company must attain certain regulatory threshold results for 2016. The MAR requirements were met in 2016.

Once the MAR requirements are met, each NEO has objective requirements that must be met in order to obtain part or all of their potential cash incentive.

Awards under the AIP are substantially based on formulaic scorecard results across weighted performance measure categories. The CHRC reviewed and approved scorecards for each NEO to be used for 2016 performance, which are summarized in the exhibits below. The measurements in the 2016 AIP plan for Mr. Kum are based on the approved 2016 budget in the strategic plan. The measurements for other NEOs were customized to reflect each individual’s specific area of control and responsibility, while retaining accountability for overall Company profitability, risk management, and regulatory compliance. The plan is designed to allow for objective goal measurement while also allowing for the exercise of judgment by the CHRC and the Board of Directors. If an NEO has met or exceeded the requirements for a specific goal, the NEO is given 100% credit for the weighting of a particular category. However, if a category is not met or partially met, a lesser percentage of the weighted credit, if any, is given based on an evaluation of the degree to which goals were achieved. This is most prevalent where there were multiple objectives within a particular category (i.e., one objective was met, but another objective was not met or only partially met).

C. G. Kum – President & CEO

	Weighting	Goal	Achievement	Achievement %
ROAA	25%	1.00% for 2016 based on budget	Actual = 1.29%	25%
NPA/Assets	25%	.55% by Q4 2016	Actual = .40%	25%
Efficiency Ratio	25%	56.56% by Q4 2016	Actual = 51.77% (51.15% excluding M&A)	25%
Personal Performance	25%	Discretionarily assessed based on personal performance factors	Strong Performance [1]	18%
Eligible Salary				$610,000
Target % of Salary				100%
% Achieved				93%
Payout % of Base Salary				93%
Actual Payout				$567,300

(1) In its evaluation of the CEO’s performance, the CHRC noted the following achievements: Stock price increase of 47% in 2016; market capitalization of Hanmi exceeding $1.0 Billion; 5% growth in Net Income; continued transition to core sustainable income sources; 2016 ROAA of 1.29% and ROAE of 10.89%; efficiency ratio improvements; decline in NPAs/Assets from .65% to .40%; successful acquisition and integration of the Commercial Equipment Leasing division. In its assessment, the CHRC noted progress toward operational and risk management objectives, but did not provide full credit for achievements in these areas.

Bonita Lee – Sr. EVP & COO

	Goal	Weighting	Achievement %
Growth	Meet loan growth goal and DDA growth goal	25%	20%
Asset Quality	Not exceed past due NPL targets in the budget	25%	23%
Profitability	Meet Hanmi’s Net Income Target	25%	25%
Risk Management	Satisfactory internal audits and conditions	25%	24%
Eligible Salary			$337,436
Target % of Salary			50%
% Achieved			92%
Payout % of Base Salary			46.0%
Actual Payout			$155,221

Romolo C. Santarosa – Sr. EVP & CFO

	Goal	Weighting	Achievement %
Operations	Re-organize and build-out the Accounting department to eliminate control deficiencies in accounting activities, improve the timeliness and thoroughness of the monthly close process, and improve the effectiveness of the general ledger certification process.	25%	23%
Growth	Establish a Reporting department to improve the ability to meet statutory reporting deadlines of the SEC, FRB and FDIC, improve the quality of reports to the Board and management and eliminate control deficiencies over financial reporting.	25%	25%
Profitability	Meet the Hanmi Net Income Target	25%	25%
Risk Management	Satisfactory internal audits and conditions	25%	17%
Eligible Salary			$281,188
Target % of Salary			50%
% Achieved			90%
Payout % of Base Salary			45.0%
Actual Payout			$126,535

Min “Mike” Park

	Goal	Weighting	Achievement %
Credit Quality	1. Maintain current state of Credit Quality drivers 2. Seek opportunity to convert to capital from prospect sources 3. Form a market/industry advisory group 4. Prepare to be examined as a CRE concentrated bank	40%	35%
Improve Loan Approval Process Commensurate with Growth Plans	1. Sustain approval turn-over rate 2. Improve coordination with support departments 3. Improve quality of management in the LOD area 4. Stabilize staffing by substantially lowering turnover	20%	5%
Risk Management	Satisfactory internal audits and conditions	40%	30%
Eligible Salary			$258,750
Target % of Salary			30%
% Achieved			70%
Payout % of Base Salary			21.0%
Actual Payout			$54,338

Jean Lim

	Goal	Weighting	Achievement %
BSA	1. Enhance BSA program 2. Stabilize BSA Department staffing	20%	15%
Compliance	1. Maintain Strong Compliance Program 2. Have in place written Fair Lending Program 3. Completion of Compliance Department Work Plan 4. Early 2017 FRB Compliance Examination Preparedness.	10%	10%
Risk - ERM	1. Formalize ERM Communication Reporting 2. Strengthen committee structure and activities. 3. Create structured management and board reporting mechanisms for ERM	10%	10%
Risk Management	Satisfactory internal audits and conditions	60%	40%
Eligible Salary			$249,605
Target % of Salary			30%
% Achieved			75%
Payout % of Base Salary			22.5%
Actual Payout			$56,161

Long-Term Incentives

Long-term incentive awards, such as stock options and restricted stock, are the third key component of our NEOs’ total compensation. The members of the CHRC believe that employee stock ownership is a significant incentive for our NEOs to build stockholder wealth, thereby aligning the interests of employees and stockholders. The members of the CHRC also believe that equity-based compensation complements the short-term cash incentive compensation and helps balance short-term decisions with long-term outcomes. This compensation approach limits an executive’s ability to reap short-term gains at the expense of Hanmi’s long-term success. This is also an important tool in retaining NEOs.

On August 23, 2013 the stockholders approved the Hanmi Financial Corporation 2013 Equity Compensation Plan, as may be amended from time to time (the “2013 Plan”). The CHRC approves all stock option and restricted stock award grants and acts as an administrator of the 2013 Plan. The Company does not have a policy or an exact formula with regard to the allocation of compensation between cash and equity compensation; rather, the size, timing, and other material terms of the long-term incentive awards for our NEOs are made at the discretion of the CHRC. Factors considered by the CHRC include each executive’s performance, previous grant history and ownership level, comparison to our peer group, and retention needs. Four NEOs were granted equity in 2016, as described below. Mr. Santarosa was not granted equity in 2016 because he received grants of restricted stock and stock options in 2015 in connection with his appointment to the CFO position in 2015.

Performance Restricted Stock Grant

•	On February 17, 2016, the CHRC granted each of Mr. Kum and Ms. Lee a performance restricted stock grant consisting of 99,010 and 49,505 shares, respectively, with annual vesting of up to 25% in each of our 2016, 2017, 2018 and 2019 fiscal years, subject to the Company’s TSR performance relative to companies in the KBW Regional Banking Index for each respective year. To the extent that the performance requirements are not met for any given year, any unearned shares applicable to that year will be forfeited.

•	In determining the number of shares subject to these awards, the CHRC considered many factors, including each executive’s skills, competence, leadership, experience, as well as the overall equity value received by the executives for service to the Company in 2016. Shares were also determined in light of 2014 and 2015, during which time, only Mr. Kim received an equity award.

The structure of the 2016 grant is as follows:

•	Shares were granted in February 2016 and are eligible to be earned and vest in equal installments over each of our 2016, 2017, 2018 and 2019 fiscal years (up to 25% per year, subject to achievement of the performance requirements for each respective year).

•	The performance measurement in each of the four fiscal years is based on the Company’s Total Shareholder Return (“TSR”) as compared to the TSR of companies in the KBW Regional Banking Index (“KBW Index”), which incorporates the change in stock value plus dividends for each performance period.

•	Companies in the KBW Index as of the beginning of each performance period will be compared with the companies in the KBW Index at the end of each performance period. Only those companies that are in the KBW Index at both times will be included in the KBW Index for purposes of the comparison.

•	No shares will be earned for each performance period if the Company’s TSR is below the 50th percentile. Assuming 50th percentile TSR achievement (threshold) for any given year, 50% of the shares scheduled to vest for such year will be earned. Assuming 75th percentile TSR achievement (target) for any given year, 100% of the shares scheduled to vest for such year will be earned. Shares earned for performance between the 50th and 75th percentile for any given year will be determined by linear interpolation.

•	There is no retesting of the performance-based restricted shares. Any portion of the shares that do not vest as a result of actual TSR performance for any given year shall be forfeited for such year.

•	Upon a breach of any restrictive covenants by the executive, the Company, in its sole and absolute discretion, may make written demand for forfeiture of any vested or non-vested shares.

•	Any shares are subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company’s clawback policy.

The exhibit below summarizes the structure of the grant and the performance required to earn awards for Mr. Kum and Ms. Lee.

Level	Company TSR Relative to TSR of KBW Index Companies	% of Performance Restricted Stock to Vest
Below Threshold	Below the 50th percentile	0%
Threshold	50th percentile	50%
Target*	75th percentile	100%

    * Shares earned for performance between the 50th and 75th percentile will be determined by linear interpolation.

•	In March, 2017, the CHRC determined that the Company’s TSR during fiscal year 2016 was 51.30%, which placed it at the 76th percentile when compared against the 46 companies that were in the KBW Index at both the beginning and end of the 2016 performance period. As a result, the CHRC certified the level of achievement of this award at target for the Company’s 2016 fiscal year, resulting in twenty five percent (25%) of the total number of shares subject to this award becoming earned and vested

Restricted Stock Grant

•	On March 23, 2016, the CHRC granted 10,000 restricted shares to Mr. Park at which time our closing price was $20.09 per share. The shares vest in equal annual installments over three years. The CHRC approved the award based on a recommendation from Mr. Kum after reviewing Mr. Park’s performance in his position as the CCO since 2015. The award size was determined based in part on Mr. Park’s existing equity ownership level, along with the ownership levels of similarly situated executives at the Company.

•	On April 27, 2016, the CHRC granted 1,000 restricted shares to Ms. Lim at which time our closing price was $23.62 per share, which vests in full on April 27, 2017. The award was recommended by Mr. Kum and approved by the CHRC in recognition of significant progress made on areas under her supervision.

Additional Compensation Elements

Employment Agreements

Mr. Kum joined Hanmi and Hanmi Bank as our President and Chief Executive Officer effective June 12, 2013. The terms of his employment agreement are described below.

◾	TERM: dated as of May 24, 2013, has a four-year term, which expires on the earlier of (i) June 12, 2017 or (ii) the effective date of termination of his employment pursuant to the terms of his employment agreement.

◾	COMPENSATION: annual base salary of $450,000, which may be increased, but not decreased, in the sole discretion of the CHRC, and under the terms of his employment agreement, Mr. Kum is eligible to receive an annual bonus capped at 100% of his annual base salary. Mr. Kum’s annual bonus, which is to be paid in cash and/or equity, is generally dependent on the attainment of certain financial goals set by the CHRC. See Short-Term Cash Incentive Compensation, above for a description of the 2016 goals. Under Mr. Kum’s employment agreement, he is entitled to the use of a company car, a bank issued cellular telephone, membership in a golf country club, Company provided welfare benefit costs for Mr. Kum and payment of reasonable business related expenses. In addition, the Company provides for Mr. Kum’s term life insurance coverage premium for One Million Dollars ($1,000,000) during the term of the employment agreement.

◾	TERMINATION WITHOUT CAUSE: if Mr. Kum’s employment is terminated by Hanmi and Hanmi Bank without cause (as defined in the employment agreement), then, subject to his execution of an effective general release of claims, Mr. Kum is entitled to receive (i) continuation of his then annual base salary for one year, (ii) the pro-rated portion of his bonus for the prior year based on the number of days worked during the year of termination, and (iii) reimbursement of health insurance premiums for 18 months following his termination date, subject to certain limitations. In addition, all outstanding and then unvested stock options, restricted stock and other equity awards granted to Mr. Kum under any of the Company’s equity incentive plans will be deemed to have vested as if Mr. Kum’s employment has continued for one year following his termination date.

◾	TERMINATION FOLLOWING A CHANGE IN CONTROL: if within 18 months following a change in control (as defined in the employment agreement) of the Company, if Hanmi and Hanmi Bank terminates Mr. Kum’s employment without cause or he terminates his employment for good reason (as defined in the employment agreement), then, subject to his execution of an effective general release of claims and certain limitations, Mr. Kum is entitled to receive a lump-sum payment in an amount equal to two times the sum of (a) his then current annual base salary and (b) the then maximum annual bonus amount.

◾	TERMINATION DUE TO DEATH OR DISABILITY: if Mr. Kum’s employment is terminated due to his death or disability, Mr. Kum or his estate, as applicable, will receive the pro-rated portion of his bonus for the prior year based on the number of days worked during the year of termination.

◾	CHANGE IN CONTROL: In the event of any change in control of the Company, all of Mr. Kum’s equity awards will fully and automatically vest.

Other Executives

Hanmi does not have an employment agreement with any other executives. All other executives are employed “at-will,” and Hanmi does not provide any right to additional payments or benefits in the event of a termination of employment or a change in control of Hanmi, except that the stock awards, other than those held by Mr. Kum and Ms. Lee granted in February 2016 (see Performance Restricted Stock Grant in the CD&A), held by executives will automatically vest upon a change in control as defined in the grant agreement.

Executive Perquisites

Our NEOs and other senior management employees receive the following benefits in addition to their other compensation: 401(k) matching contributions, cellular phone allowance, automobile allowance, gas allowance, bank-owned life insurance (BOLI) and gift cards for the holidays or graduation of a dependent. Mr. Kum also receives a membership in a golf country club, company provided welfare benefits, the use of a company car and cell phone, in lieu of an auto and cell phone allowance, and One Million Dollars ($1,000,000) in additional term life insurance. These benefits are detailed in the Summary Compensation Table.

Broad-Based Benefits Programs

Our NEOs participate in the benefit programs that are available to all full-time employees. These benefits include health, dental, vision, life insurance, short-term and long-term disability insurance, healthcare reimbursement accounts, paid vacation, contributions to a 401(k) profit sharing retirement plan, and a year of service award consisting of a grant of fully vested shares of Company stock upon achieving certain years of service milestones with the Company.

Other Compensation Considerations

Pledging and Hedging Policies

Directors and NEOs are not allowed to enter into hedging and pledging transactions, including the use of margin accounts with the Company’s common stock held individually or in a trust controlled by such individual.

Clawback Policy

We have implemented a clawback policy consistent with the requirements of Section 304 of the Sarbanes-Oxley Act which mandates the recovery of incentive awards that would not have otherwise been paid in the event we are required to restate our financial statements due to noncompliance with any financial reporting requirements as a result of misconduct. In that case, the CEO and CFO must reimburse us for: (1) any bonus or other incentive, or equity-based compensation received during the twelve (12) months following the first public issuance or filing with the SEC (whichever first occurs) of the non-complying document; and (2) any profits realized from the sale of our securities during those twelve (12) months. Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires the Securities and Exchange Commission to direct national securities exchanges to prohibit the listing of any security that fails to adopt a compliant clawback policy for any current or former executive officer if the Company is required to file a financial restatement as a result of material noncompliance with applicable securities laws. This clawback applies to incentive-based compensation during the 3-year period preceding the date on which the issuer is required to prepare an accounting restatement, based on the erroneous data, in excess of what would have been paid to the executive officer under the accounting restatement. The Nasdaq Stock Market has not yet promulgated final rules implementing Section 954 of the Dodd-Frank Act.

Compensation Policy Risk Assessment

The CHRC reviews the compensation of our NEOs, as well as the overall compensation practices for the organization. Performance incentive programs and the budgeting for annual salary adjustments are reviewed and approved by the CHRC for all NEOs, with the exception of the CEO, whose compensation is reviewed and approved by the CHRC and subsequently presented to our full Board for ratification. An important aspect of the review is an assessment of whether the programs in any way encourage our NEOs or any other employee of Hanmi to take unacceptable risk, in the short or long term.

Upon due consideration of these items, the CHRC believes that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on its business or operations.

TAX DEDUCTABILITY OF EXECUTIVE OFFICER COMPENSATION

Section 162(m) of the Code generally precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer and any of its three highest paid executive officers other than the chief financial officer, unless the compensation qualifies as “performance-based compensation” within the meaning of Section 162(m). The CHRC considers the impact of Section 162(m) in determining the appropriate pay mix and compensation levels for our NEOs. While the CHRC generally seeks to structure performance-based compensation with the intent that it satisfy the deduction requirements of Section 162(m), the CHRC may determine to award compensation that exceeds the deductibility limit under Section 162(m) or otherwise pay non-deductible compensation when it believes that other considerations outweigh the tax deductibility of compensation.

The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718, which requires the Company to recognize compensation expense for share-based payments (including restricted stock and stock options). The CHRC takes into account the impact of FASB ASC Topic 718 in connection with grants of long-term incentive awards.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid to or earned by each of the named executive officers for the years ended December 31, 2016, 2015 and 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
C. G. Kum	2016	592,923	0	915,843	0	567,300	86,235	2,162,301
President & CEO	2015	530,769	0	49,980	0	522,500	79,345	1,182,594
	2014	450,000	0	0	0	400,000	66,815	916,815
Bonita Lee	2016	334,642	0	457,921	0	155,221	33,883	981,667
SEVP & COO	2015	319,162	0	0	0	159,354	31,000	509,516
	2014	309,000	0	0	0	56,328	30,940	396,268
Romolo C. Santarosa	2016	279,998	0	0	0	126,535	33,898	440,431
SEVP & CFO	2015	148,077	0	291,375	89,888	0	15,657	544,997
Min “Mike” Park	2016	252,514	0	200,900	0	54,338	30,663	538,415
EVP & CCRO	2015	223,846	0	0	0	71,167	26,500	321,513
	2014	81,577	0	103,200	12,960	15,750	9,548	223,035
Jean Lim	2016	248,896	0	23,620	0	56,161	33,532	362,209
EVP & CRO	2015	243,667	0	0	0	0	30,090	273,757
	2014	237,599	0	0	0	60,588	29,810	327,997

(1)	Amounts represent the aggregate grant date fair values of stock awards for the year indicated in accordance with FASB ASC Topic 718. The grant date fair value of time-based restricted stock awards is calculated using the closing market price of our Common Stock on the grant date. The per-share grant date fair value for Performance Restricted Shares granted to Mr. Kum and Ms. Lee in 2016 with market-based performance conditions (TSR) is estimated based on the use of a Monte Carlo valuation methodology and the probable outcome of the achievement of the performance conditions as determined in accordance with FASB ASC Topic 718, which resulted in a per-share grant date fair value of $9.25. For additional information on the valuation assumptions for 2016, see Note 17 (Share-based Compensation) to our Consolidated Financial Statements included in our Form 10-K for the year-ended December 31, 2016.
(2)	Amounts represent the aggregate grant date fair values of option awards for the year indicated in accordance with FASB ASC Topic 718.
(3)	Amounts represent performance-based cash bonuses earned under the AIP during the year indicated. For a more complete description of the bonuses earned by the NEOs for 2016, see Compensation Discussion and Analysis – Short-Term Cash Incentive Compensation section above. The amounts of cash bonuses earned during 2014 and 2015 under the AIP were previously reported in the “Bonus” column in the proxy statements for the Company’s 2016 and 2015 annual meetings and instead should have been reported in the “Non-Equity Incentive Plan Compensation” column. These amounts are now properly reported in the “Non-Equity Incentive Plan Compensation” column as shown in the table above. In addition, the amount shown for Ms. Lee in 2014 was corrected to reflect the cash bonus earned by her during 2014 as the 2014 bonus amount shown in the proxy statements for the Company’s 2016 and 2015 annual meetings had included a portion of the bonus that was earned and paid in 2013.
(4)	2016 All Other Compensation

	401(k) Employer Contributions	Cost of Personal Life Insurance	Other (1)		Perquisites & Other Benefits (2)
C. G. Kum	15,900	29,820	100		40,415
Bonita Lee	15,059		100		18,724
Romolo C. Santarosa	15,900		100		17,898
Min “Mike” Park	15,151		100		15,412
Jean Lim	14,934		2,250	(3)	16,348

(1)	Holiday gift cards, except where noted.

(2)	Perquisites & Other Benefits consist of auto allowance (use of company car for Mr. Kum), country club dues, gas card, Company provided welfare benefits for Mr. Kum, personal life insurance, and cell phone.
(3)	Includes BOLI imputed income earnings and a year of service award.

GRANTS OF PLAN-BASED AWARDS

The following table provides information concerning payouts under plan-based awards granted or awarded during 2016 to each of the NEOs.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
C. G. Kum		-	610,000	-	-	-	-	-	-
	2/17/2016	-	-	-	49,505	99,010	99,010	-	915,843
Bonita Lee		-	168,718	-	-	-	-	-	-
	2/17/2016	-	-	-	24,753	49,505	49,505	-	457,921
Romolo C. Santarosa		-	140,594	-	-	-	-	-	-
Min “Mike” Park		-	77,625	-	-	-	-	-	-
	3/23/2016	-	-	-	-	-	-	10,000	200,900
Jean Lim		-	74,882	-	-	-	-	-	-
	4/27/2016	-	-	-	-	-	-	1,000	23,620
(1)	Represents performance-based cash bonuses eligible to be earned under the AIP in 2016. See Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column for actual 2016 bonuses paid.
(2)	Represents awards of Performance Restricted Stock granted to Mr. Kum and Ms. Lee. The indicated threshold, target and maximum amounts correspond to the number of shares that would be earned in the event that specified threshold, target and maximum targets, respectively, were achieved, with fifty percent (50%) of the shares being earned assuming the threshold performance level is achieved and one hundred percent (100%) of the shares being earned if the target level is achieved, which is also the maximum level of performance that may be achieved (with linear interpolation for performance between the threshold and target/maximum levels). For more information on the 2016 Performance Restricted Stock awards, see Compensation Discussion and Analysis – Long-Term Incentives section above.
(3)	Amounts represent the grant date fair values of stock awards in accordance with FASB ASC Topic 718. The grant date fair value of time-based restricted stock awards is calculated using the closing market price of our Common Stock on the grant date. The per-share grant date fair value for Performance Restricted Shares granted to Mr. Kum and Ms. Lee in 2016 with market-based performance conditions (TSR) is estimated based on the use of a Monte Carlo valuation methodology and the probable outcome of the achievement of the performance conditions as determined in accordance with FASB ASC Topic 718, which resulted in a per-share grant date fair value of $9.25. For additional information on the valuation assumptions, see Note 17 (Share-based Compensation) to our Consolidated Financial Statements included in our Form 10-K for the year-ended December 31, 2016.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides information relating to outstanding equity awards held by the NEOs as of December 31, 2016.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Units of Stock That Have Not Vested (#)		Market Value of Shares of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (1)
C. G. Kum	180,000		16.43	8/28/2023				99,010 (2)	3,455,449
Bonita Lee	50,000		16.43	8/28/2023				49,505 (2)	1,727,725
Romolo C. Santarosa	8,332 (3)	16,668(3)	23.31	6/8/2025	8,334 (4)		290,857
Min “Mike” Park	2,000 (5)	1,000 (5)	20.64	8/1/2024	11,667 (6)		407,178
Jean Lim	5,500		12.54	12/12/2022
	25,000		16.43	8/28/2023	1,000	(7)	34,900
	1,250		10.80	4/8/2019

(1)	Amount calculated using the closing stock price of $34.90 as of December 30, 2016 (the last trading day of 2016).
(2)	On February 17, 2016, Mr. Kum and Ms. Lee were awarded Performance Restricted Shares that may vest on an annual basis of up to 25% for each of our 2016, 2017, 2018 and 2019 fiscal years, subject to the Company’s TSR performance relative to companies in the KBW Regional Banking Index for each respective year. Amounts shown are the number of shares that would be earned if the target or maximum level of performance is met. In March, 2017, the CHRC certified the level of achievement of this award at target for the Company’s 2016 fiscal year, resulting in twenty five percent (25%) of the total number of shares subject to this award becoming earned and vested.
(3)	On June 8, 2015, 25,000 stock options were granted to Mr. Santarosa, with vesting occurring ratably over three years.
(4)	On June 8, 2015, Mr. Santarosa was granted 12,500 shares of restricted stock which vests ratably over three years.
(5)	On August 1, 2014, 3,000 stock options were granted to Mr. Park, with vesting occurring ratably over three years.
(6)	Amount reflects the following grants of restricted stock to Mr. Park: (i) on March 23, 2016, Mr. Park was granted 10,000 shares of restricted stock which vests ratably over three years, and (ii) on August 1, 2014, Mr. Park was granted 5,000 shares of restricted stock which vests ratably over three years.
(7)	On April 27, 2016, Ms. Lim was granted 1,000 shares of restricted stock that cliff vest on April 27, 2017.

OPTION EXERCISES AND STOCK VESTED

The following table shows information as of December 31, 2016, for the NEOs concerning the exercise of stock options and the vesting of restricted stock awards during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

C. G. Kum	-	-	13,944	359,895

Bonita Lee	-	-	5,000	129,050

Romolo C. Santarosa	-	-	4,166	100,026

Min “Mike” Park	-	-	1,667	40,641

Jean Lim	-	-	3,334	86,051

(1)	“Value realized on Vesting” is determined by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

Our NEOs may be entitled to certain payments and benefits in the event of a qualifying termination of employment and/or change in control.

Employment and Severance Agreements. Mr. Kum’s employment agreement provides for certain severance pay and benefits upon a qualifying termination of employment, including in connection with a change in control, in addition to acceleration of vesting of all of Mr. Kum’s equity awards upon a change in control. We have not entered into employment agreements or severance arrangements with any of the NEOs other than Mr. Kum. For additional information, see Compensation Discussion and Analysis – Additional Compensation Elements – Employment Agreements section above.

2016 Performance Restricted Stock Grants. In the event that a change in control of the Company occurs during Mr. Kum and Ms. Lee’s service, the shares of restricted stock eligible to vest in that period based on actual achievement of performance measures measured through the date of the change in control will become fully vested, and any shares applicable to future periods not yet commenced will be forfeited. If the executive’s employment is terminated by Company without cause or by the executive for good reason (as those terms are defined under the terms of the awards), the shares of restricted stock eligible to vest in that period based on actual achievement of performance measures measured through the employment termination date will become fully vested, and any shares applicable to future periods not yet commenced will be forfeited.

Other Equity Awards. All equity awards, other than the Performance Restricted Stock Grants (as described above) will automatically vest upon the occurrence of a change in control pursuant to the terms of the 2013 Plan and the Company’s 2007 Equity Compensation Plan.

Death Benefits. All full-time employees of the Company and the Bank are entitled to death benefits of $150,000.

Voluntary Termination and Termination for Cause. Upon voluntary termination or termination by the Company for cause NEOs would forfeit all unvested equity and are not eligible to receive any termination-related compensation, except payments for services performance or benefits already accrued.

The tables below set forth for each of the NEOs the amount of the severance payments and benefits and the accelerated vesting of equity awards that the NEOs would have been entitled to upon various change in control and termination of employment events as described above, assuming that a change in control and/or termination of employment occurred on December 31, 2016.

Name	Cash Severance ($)	Accelerated Vesting of Stock Options ($)(1)	Accelerated Vesting of Restricted Stock ($) (2)(3)	Health and Welfare Benefits ($)	Death Benefit(5) ($)	Total ($)
C. G. Kum (4)
Involuntary Termination (other than For Cause)	1,132,500	-	863,862	51,407	-	2,047,769
Involuntary Termination in Connection with a Change in Control	2,440,000	-	863,862	-	-	3,303,862
Death	567,300	-	-	-	1,150,000	1,717,300
Disability	567,300	-	-	-	-	567,300
Change in Control		-	863,862	-	-	863,862
Bonita Lee
Involuntary Termination (other than For Cause)	-	-	431.931	-	-	431.931
Involuntary Termination in Connection with a Change in Control	-	-	431.931	-	-	431.931
Death	-	-	-	-	150,000	150,000
Disability	-	-	-	-	-	-
Change in Control	-	-	431,931	-	-	431,931
Romolo C. Santarosa
Involuntary Termination (other than For Cause)	-	-	-	-	-	-
Involuntary Termination in Connection with a Change in Control	-	193,182	290,857	-	-	484,039
Death	-	-	-	-	150,000	150,000
Disability	-	-	-	-	-	-
Change in Control	-	193,182	290,857	-	-	484,039
Min “Mike” Park
Involuntary Termination (other than For Cause)	-	-	-	-	-	-
Involuntary Termination in Connection with a Change in Control	-	14,260	407,178	-	-	421,438
Death	-	-	-	-	150,000	150,000
Disability	-	-	-	-	-	-
Change in Control	-	14,260	407,178	-	-	421,438
Jean Lim
Involuntary Termination (other than For Cause)	-	-	-	-	-	-
Involuntary Termination in Connection with a Change in Control	-	-	34,900	-	-	34,900
Death	-	-	-	-	150,000	150,000
Disability	-	-	-	-	-	-
Change in Control	-	-	34,900	-	-	34,900

(1)	The amount shown is equal to the number of shares subject to unvested stock options that would experience accelerated vesting upon a change in control, multiplied by the difference between the exercise price per share of the option and $34.90, the closing price of our common stock on December 30, 2016.

(2)	The amount shown is equal to the number of shares of restricted stock that would experience accelerated vesting upon a change in control or termination of employment (as applicable), multiplied by $34.90, the closing price of our common stock on December 30, 2016. The value of accelerated vesting of Performance Restricted Stock awards held by Mr. Kum and Ms. Lee is calculated assuming that the performance measures are achieved at the target levels.

(3)	The Performance Restricted Stock awards held by Mr. Kum and Ms. Lee are subject to accelerated vesting upon termination without cause or resignation for good reason.

(4)	Mr. Kum’s employment agreement provides for payment of certain benefits in the event of various termination scenarios.

–	Termination Without Cause: Mr. Kum is entitled to payment of his then current base salary for one year, the pro-rated portion of his prior year’s bonus based on the number of days worked during the year of termination (which is $522,500), accelerated vesting of his equity awards, and reimbursement for COBRA payments for a period of 18 months.
–	Termination in Connection with a Change in Control: If Mr. Kum’s employment is terminated by us without cause or by him for good reason, in either case, within 18 months of a change in control, he is entitled to receive a lump-sum payment in an amount equal to two times the sum of (a) his then current base salary and (b) the then-maximum annual bonus amount.
–	Death or Disability: Mr. Kum or his estate, as applicable, is entitled to a pro-rated portion of the prior year’s bonus based on the number days worked during the year of termination. Mr. Kum has one million dollars in personal life insurance coverage provided by the Company, in addition to insurance coverage of $150,000 which is provided to all employees.
In addition, Mr. Kum’s employment agreement provides that in the event of a change in control, all of Mr. Kum’s equity awards will fully and automatically vest.
(5)	All full time employees of the Company and the Bank are entitled to death benefits of $150,000.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

The CHR Committee, as part of the full Board, has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the CHR Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Human Resources Committee of the Board John J. Ahn (Chairperson) Christie K. Chu Joon Hyung Lee Joseph K. Rho David L. Rosenblum Michael Yang

PROPOSAL NO. 2

NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(“SAY-ON-PAY” VOTE)

The Company believes that our overall executive compensation program, as described in this proxy statement, is designed to pay for performance and directly aligns the interest of our executive officers with the long-term interests of our stockholders. Our stockholders have the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEO’s as disclosed in this Proxy Statement in accordance with the SEC’s rules

VOTING AND EFFECT OF VOTE

Because your vote is advisory, it will not be binding upon the Board. In the event this nonbinding proposal is not approved by our stockholders, then such a vote shall neither be construed as overruling a decision by our Board or our CHR Committee, nor create or imply any additional fiduciary duty by our Board or our CHR Committee, nor further shall such a vote be construed to restrict or limit the ability of our stockholders to make proposals for inclusion in proxy materials related to executive compensation. Notwithstanding the foregoing, the Board of Directors and the CHR Committee will consider the nonbinding vote of our stockholders on this proposal when reviewing compensation policies and practices in the future.

BOARD RECOMMENDATION

Our overall executive compensation policies and procedures are described in the Compensation Discussion and Analysis and the tabular disclosure regarding NEO compensation (together with the accompanying narrative disclosure) in this Proxy Statement. We believe that our compensation policies and procedures, going forward will be centered on a pay-for-performance culture and are aligned with the long-term interests of our stockholders, as described in the Compensation Discussion and Analysis. The CHR Committee, which is comprised entirely of independent directors, oversees our executive compensation program and continually monitors our policies to ensure they continue to emphasize programs that reward executives for results that are consistent with stockholder interests.

Stockholders are encouraged to carefully review the Compensation Discussion and Analysis section of this Proxy Statement for a detailed discussion of the Company’s executive compensation program. Our Board and our CHR Committee believe that our commitment to these responsible compensation practices justifies a vote by stockholders FOR the following resolution approving the compensation of our executive:

Resolved, that the stockholders of Hanmi Financial Corporation (“Hanmi”) hereby approve the compensation of our Named Executive Officers as reflected in the Summary Compensation Table, pursuant to Item 402 of Regulation S-K, of the Hanmi Proxy Statement for the 2017 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, the executive compensation tables and narrative discussion contained in the Proxy Statement.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE

NON-BINDING RESOLUTION APPROVING THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE TO APPROVE FREQUENCY OF FUTURE

SAY-ON-PAY VOTES

In Proposal No. 2 above, the Company’s stockholders are asked to cast an advisory Say-on-Pay vote. Pursuant to the Dodd-Frank Act and recent SEC rulemaking, at least once every six years the Company is required to ask stockholders to cast an advisory vote on how often the Company should include in its proxy materials for future stockholder meetings the Say-on-Pay vote similar to Proposal No. 2. Under this Proposal No. 3, stockholders may vote to have the Say-on-Pay vote every 1 year, every 2 years or every 3 years or abstain from voting.

VOTING AND EFFECT OF VOTE

The Board values the opinions of the Company’s stockholders as expressed through their votes on this Proposal. Although the vote is advisory and not binding on the Board, it will carefully consider the outcome of this vote when making future decisions regarding the frequency of Say-on-Pay votes.

BOARD RECOMMENDATION

After careful consideration of the most appropriate frequency for the Say-on-Pay vote, the Board has determined that an advisory vote on executive compensation that occurs every year is the best alternative for the Company and its stockholders. In formulating its recommendation, the Board considered that an annual Say-on-Pay vote will allow our stockholders to provide their input on NEO compensation on the most frequent basis, which the Board believes is the optimum method for utilizing the important Say-on-Pay communication. If the Say-on-Pay vote is held less frequently than annually, the compensation being voted upon and the results of the vote may be confusing and less clear to both stockholders and the Board. Further, an annual Say-on-Pay vote aligns with the Board’s annual decision-making on NEO compensation as described in this Proxy Statement. Therefore our Board recommends that you vote to hold an advisory vote on executive compensation annually.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE THE OPTION OF

“1 YEAR” AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED A SAY-ON-PAY VOTE

PROPOSAL NO. 4

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the appointment by the Audit Committee of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2017. KPMG served as our independent registered public accounting firm for the fiscal year ended December 31, 2016, and has served as our independent registered public accounting firm since 2001. KPMG has advised us that it has no direct or indirect financial interest in us. Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions. If this proposal is not approved at the Annual Meeting, the Audit Committee will reconsider this appointment.

VOTING AND EFFECT OF VOTE

Under applicable SEC regulations, the selection of our independent registered public accounting firm is solely the responsibility of the Audit Committee. Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm. However, we are submitting the selection of KPMG to our stockholders for ratification to obtain our stockholders’ views. If our stockholders fail to ratify the selection of KPMG, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection of KPMG is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders’ best interests.

BOARD RECOMMENDATION

The Board considers the selection of KPMG as our independent registered public accounting firm to be in the best interests of Hanmi and our stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT AND NON-AUDIT FEES

FEE INFORMATION

The following table sets forth information regarding the aggregate fees billed for professional services rendered by KPMG for the fiscal years ended December 31, 2016 and 2015:

	2016	2015
Audit Fees(1)	$1,361,000	$1,502,300
Audit-Related Fees	0	0
Tax Fees(2)	$94,164	$419,380
All Other Fees(3)	$54,980	$208,945
TOTAL	$1,510,144	$2,130,625

(1)	Includes fees billed for the integrated audit of our annual financial statements and internal control over financial reporting, for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q, and for compliance with the Federal Deposit Insurance Corporation Improvement Act.

(2)	Includes fees billed for professional services rendered in connection with tax compliance, tax advice, tax planning.

(3)	All other fees in fiscal year 2015 and 2016 are related to the use of an effective yield model for tax compliance reporting on acquired loans.

There were no other fees billed by KPMG for advice or services rendered to Hanmi other than as described above.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has established “Pre-Approval Policies and Procedures” for independent auditor services. Any proposed services not pre-approved or exceeding pre-approved cost levels require specific pre-approval by the Audit Committee. The Audit Committee may not delegate to management its responsibilities to pre-approve services performed by the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. In 2016 and 2015, the Audit Committee Chairperson was permitted to approve fees up to $25,000 with the requirement that any pre-approved decisions be reported to the Audit Committee at its next scheduled meeting. All services provided by KPMG in 2016 and 2015 were pre-approved in accordance with the Audit Committee’s pre-approval requirements.

AUDIT COMMITTEE REPORT

The following Audit Committee Report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Audit Committee Report therein.

In performing its functions, the Audit Committee in 2016 met and held discussions with management and with KPMG, the independent auditor for the Company and its wholly-owned subsidiary, Hanmi Bank. Management represented to the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has:

●	Reviewed and discussed the audited financial statements with management;

●	Discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard 1301 of the Public Company Accounting Oversight Board (the “PCAOB”);

●	Received a statement of the registered public accounting firm’s independence required by the PCAOB. The Audit Committee discussed any relationships that may impact the objectivity and independence of KPMG, and satisfied itself as to their independence; and

●	Reviewed and discussed KPMG’s assistance related to loan review, alternative audit procedures and general audit support.

Based on these discussions and reviews, the Company’s Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

Audit Committee of the Board

Paul Seon-Hong Kim (Chairperson) Harry Chung Joon Hyung Lee Joseph K. Rho David L. Rosenblum Thomas J. Williams

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Hanmi has adopted a Code of Business Conduct and Ethics, which governs the review and approval of transactions with related person. This policy requires that executive officers, Directors, five-percent (5%) stockholders, and their family members and entities for which any of those persons serve as officers or partners or in which they have a ten percent (10%) or greater interest, must notify Hanmi’s Corporate Secretary before entering into transactions or other arrangements with Hanmi or any of its affiliates (other than loans subject to Regulation O promulgated by the Board of Governors of the Federal Reserve System such as loans exceeding $25,000). Hanmi’s Corporate Secretary will determine whether, under these guidelines, the transaction or arrangement should be submitted to the Audit Committee for review and approval. In determining whether to submit proposed transactions to the Audit Committee for consideration, Hanmi’s Corporate Secretary will consider, among other things, the aggregate value of the proposed transaction and whether the related person has an indirect or direct material interest in the transaction. The Audit Committee will review all relevant material information and consider, among other things, the benefits to Hanmi of the proposed transaction, and whether the terms of the proposed transaction are comparable to the terms available to an unrelated third party and employees generally. These policies also include provisions for the review and possible ratification of transactions and arrangements that are entered into without prior review.

None of our other affiliates entered into any related-party transactions that required review, approval, or ratification under these policies in 2016.

Transactions with Related Persons

Some of Hanmi’s Directors and executive officers and their immediate families, as well as the companies with which they are associated, are customers of, or have had banking transactions with, Hanmi or Hanmi Bank in the ordinary course of Hanmi’s business, and Hanmi expects to have banking transactions with such persons in the future. There is no amount of indebtedness owed to Hanmi or Hanmi Bank by the principal officers (considered “Regulation O Officers”) and current Directors of Hanmi (including associated companies) as of December 31, 2016, other than an SBA loan made to Christie K. Chu and a family member in 2008 which was a term loan to business, made on arms-length terms before her 2015 appointment to our Boards. If credit was to be extended to a Regulation O Officer or a Director, in management’s opinion, all loans and commitments to lend included in such transactions would be made in the ordinary course of business, in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and would not involve more than a normal risk of repayment or present other unfavorable features.

BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

OWNERSHIP OF SECURITIES

The following table sets forth information pertaining to “beneficial ownership” (as defined below) of Hanmi’s common stock, by (i) individuals or entities known to Hanmi to own more than five percent (5%) of the outstanding shares of Hanmi’s common stock, (ii) each Director and nominee for election, (iii) our NEOs, and (iv) all Directors and executive officers of Hanmi as a group. The information contained herein has been obtained from Hanmi’s records and from information furnished to Hanmi by each individual or entity. Management knows of no other person who owns, beneficially or of record, either individually or with associates, more than five percent (5%) of Hanmi’s common stock.

The number of shares “beneficially owned” by a given stockholder is determined under SEC Rules, and the designation of ownership set forth below is not necessarily indicative of ownership for any other purpose. In general, the beneficial ownership as set forth below includes shares over which a Director, Director nominee, principal stockholder, or executive officer has sole or shared voting or investment power and certain shares which such person has a vested right to acquire, under stock options or otherwise, within 60 days of the date hereof. Except as otherwise indicated, the address for each of the following persons is Hanmi’s address. Unless otherwise noted, the address for each stockholder listed on the “Common Stock Beneficially Owned” table below is: c/o Hanmi Financial Corporation, 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010. The following information is as of March 28, 2017.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)	Percentage Beneficially Owned (%)
Beneficial Owners of More than 5% of our Common Stock
BlackRock, Inc.(3)	3,757,501	11.51
Dimensional Fund Advisors LP(4)	1,842,584	5.65
Directors
John J. Ahn(5)	3,000	*
Christie K. Chu(5)	3,985	*
Harry Chung(5)	3,000	*
Paul Seon-Hong Kim(5)(6)	27,841	*
C. G. Kum(7)(8)(9)(10)	285,119	*
Joseph K. Rho(5)	372,716	1.14
Joon Hyung Lee(5)(6)	299,890	*
David L. Rosenblum(5)	8,000	*
Thomas J. Williams	—	*
Michael Yang(5)	3,000	*
Named Executive Officers
Bonita Lee(8)(9)(10)	95,587	*
Romolo C. Santarosa(8)(9)	30,438	*
Min “Mike” Park(8)(9)	14,635	*
Jean Lim(9)	46,723	*
All executive officers and directors as a group (14 persons)	1,193,934	3.66	(11)

*	Less than 1%.

(1)	The information set forth in this table is based upon information supplied to Hanmi by Hanmi’s officers, directors and principal stockholders and Schedules 13D, 13F and 13G filed with the SEC. Except as otherwise indicated, and subject to applicable community property laws, Hanmi believes that the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(2)	Includes the number of shares that could be purchased by exercise of options vested at May 27, 2017, 60 days after the Record Date.

(3)	Based on information as of December 31, 2016 contained in Schedule 13G filed with the SEC on January 12, 2017. BlackRock, Inc. has sole voting power over 3,676,348 shares and sole dispositive power over 3,757,501 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(4)	Based on information as of December 31, 2016 contained in Schedule 13G filed with the SEC on February 9, 2017. Dimensional Fund Advisors LP has the sole power to vote or direct the voting of 1,716,586 shares and have the sole power to dispose of or direct the disposition of all 1,842,584 shares. The address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(5)	On March 23, 2016, pursuant to the 2013 Plan, 3,000 RSAs vesting over one year were granted to Mr. Ahn, Ms. Chu, Mr. Chung, Mr. Kim, Mr. Lee, Mr. Rho, Mr. Rosenblum and Mr. Yang.

(6)	Includes 10,500 options that are presently exercisable under the 2007 Plan.

(7)	Mr. Kum is both a Director and Named Executive Officer.

(8)	On August 28, 2013, pursuant to the 2013 Plan, 41,832 RSAs were granted to Mr. Kum, 15,000 RSAs to Ms. Lee and 10,000 RSAs to Ms. Lim, all vesting over three years ratably. On August 1, 2014, pursuant to the 2013 Plan, 5,000 RSA were granted to Mr. Park, vesting over three years ratably. On June 8, 2015, pursuant to the 2013 Plan, 12,500 RSAs were granted to Mr. Santarosa, vesting over three years ratably. On March 23, 2016, pursuant to the 2013 Plan, 10,000 RSAs were granted to Mr. Park, vesting over one year from the grant date. On March 22, 2017, pursuant to the 2013 Plan, 10,000 RSAs were granted to Mr. Santarosa, vesting over three years ratably. Certain NEOs paid taxes due on the vesting of their RSAs by reducing the number of stock granted.

(9)	Includes options presently exercisable under the 2013 Plan by Mr. Kum (180,000), Ms. Lee (50,000), Mr. Santarosa (8,333), Mr. Park (2,000) and Ms. Lim (31,750).

(10)	On February 17, 2016, pursuant to the 2013 Plan, 99,010 RSAs were granted to Mr. Kum and 49,505 RSAs were granted to Ms. Lee, vesting up to one-fourth each year based on the attainment of the performance criteria described above in the Performance Restricted Stock Grant. On March 22, 2017, upon approval of the CHR Committee, one-fourth of the grant vested. Pursuant to the approval of the CHR Committee on March 30, 2017, certain shares were surrendered as withholding against the relevant tax obligations.

(11)	Percentage of beneficial ownership based on 32,636,998 shares outstanding as of March 28, 2017, the record date, adjusted for vested but unexercised stock options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, Hanmi’s Directors, executive officers, and any persons holding ten percent (10%) or more of Hanmi’s common stock are required to report their ownership of common stock and any changes in that ownership to the SEC and to furnish Hanmi with copies of such reports. Specific due dates for these reports have been established, and Hanmi is required to report any failure to file on a timely basis by such persons. Based solely upon a review of copies of reports filed with the SEC during the fiscal year ended December 31, 2016, Hanmi believes that all persons, subject to the reporting requirements of Section 16(a) of the Exchange Act, have filed all required reports on a timely basis.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes information as of December 31, 2016 relating to equity compensation plans of Hanmi pursuant to which grants of options, restricted stock awards or other rights to acquire shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans Approved by Security Holders	387,901	$17.49	517,557
Equity Compensation Plans Not Approved by Security Holders	0		0
Total Equity Compensation Plans	387,901	$17.49	517,557

OTHER MATTERS

Other than the business and proposals described in this Proxy Statement, our Board knows of no other business that will be presented for consideration at the Annual Meeting. If, however, other business shall properly come before the Annual Meeting, the persons named in the proxies intend to vote the shares represented by the proxies on such matters in accordance with the recommendation of our Board, or in the absence of a recommendation, in accordance with their judgment.

STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

Stockholder proposals should be sent to our Corporate Secretary at Hanmi Financial Corporation, 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010. To be considered for inclusion in Hanmi’s proxy statement for the 2018 annual meeting of stockholders, the deadline for submission of stockholder proposals, pursuant to Rule 14a-8 under the Exchange Act, is December 8, 2017. Additionally, pursuant to our Bylaws, Hanmi must receive notice of any stockholder proposal to be submitted at the 2018 annual meeting of stockholders, but not required to be included in our proxy statement, no earlier than January 17, 2018 and no later than February 16, 2018. To be in proper form, the stockholder proposal must contain such information as is required by our Bylaws and applicable law. In addition to the applicable requirements discussed above, for a Director nomination to be properly made by a stockholder, such stockholder must have given timely notice thereof in proper written form to our Corporate Secretary and the stockholder’s notice must set forth such information as is required by our Bylaws.

AVAILABILITY OF FORM 10-K

We will provide to any stockholder, without charge and by first class mail, upon the written request of that stockholder, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC. Such requests should be addressed to: Legal Department, Hanmi Financial Corporation, 3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California 90010, (213) 382-2200. The Annual Report on Form 10-K includes a list of exhibits. If you wish to receive copies of the exhibits, we will send them to you upon request. Expenses for copying and mailing copies of the exhibits will be your responsibility. In addition, the SEC maintains a website at www.sec.gov that contains information we file with them.

WHERE YOU CAN FIND MORE INFORMATION

The SEC maintains a website that contains reports, proxies and information statements and other information regarding us and other issuers that file electronically with the SEC at www.sec.gov. Our proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s website. Stockholders may also read and copy materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Stockholders may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

By Order of Our Board of Directors,

C. G. Kum
President and Chief Executive Officer

Los Angeles, California

April 7, 2017

HANMI FINANCIAL CORPORATION 3660 WILSHIRE BLVD. SUITE PH-A LOS ANGELES, CA 90010 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 16, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 16, 2017. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E26371-P86025 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY HANMI FINANCIAL CORPORATION The Board of Directors recommends you vote FOR all nominees for Director: Election of Directors Nominees: 1a. John J. Ahn 1b. Christie K. Chu 1c. Harry Chung 1d. C. G. Kum 1e. Joseph K. Rho 1f. David L. Rosenblum 1g. Thomas J. Williams 1h. Michael Yang For Against Abstain For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend this meeting. Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date The Board of Directors recommends you vote FOR Proposals 2 and 4 and 1 YEAR for Proposal 3: 2. Advisory, non-binding vote to approve the compensation of the Company’s Named Executive Officers (“say-on-pay” vote). 1 Year 2 Years 3 Years Abstain 3. Advisory, non-binding vote on the frequency of future say-on-pay votes. 4. Ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. For Against Abstain For Against Abstain

END Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com. E26372-P86025 HANMI FINANCIAL CORPORATION ANNUAL MEETING OF STOCKHOLDERS — MAY 17, 2017 The undersigned stockholder(s) of Hanmi Financial Corporation hereby nominates and appoints Vivian Kim, the attorney, agent, and proxy of the undersigned, with full power of substitution, to vote all common stock of Hanmi Financial Corporation that the undersigned is entitled to vote at the Annual Meeting of Hanmi Financial Corporation to be held at the Oxford Palace Hotel located at 745 S. Oxford Ave., Los Angeles, California, on Wednesday, May 17, 2017, beginning at 10:30 a.m., Pacific Time, and at any adjournments or postponements thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat. THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON THE REVERSE SIDE THEREOF. IF NO INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, OR, IF NO RECOMMENDATION IS GIVEN, IN ACCORDANCE WITH THE DISCRETION AND JUDGMENT OF THE PROXY HOLDERS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. PLEASE SIGN AND DATE ON THE REVERSE SIDE. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side